Exhibit 99.2

Combined Financial Statements Animal Health	1
2017, 2018, 2019

Animal Health Business of
Bayer Aktiengesellschaft

Combined Financial Statements
as of

December 31, 2017, 2018, 2019

Animal Health Business of Bayer Aktiengesellschaft Combined Financial Statements Contents
Combined Statements of Income	4
Combined Statements of Comprehensive Income	5
Combined Statements of Financial Position	6
Combined Statements of Changes in Equity	7
Combined Statements of Cash Flows	8
Notes to the Combined Financial Statements
1. Overview and Summary of Significant Accounting Policies	9
2. Effects of new financial reporting standards	20
3. Scope of combination	27
4. Acquisitions	29
5. Net sales	29
6. General administration expenses	30
7. Other operating income	30
8. Other operating expenses	31
9. Personnel expenses	31
10. Financial Result	32
11. Income taxes	33
12. Goodwill and other intangible assets	35
13. Property, plant and equipment	38
14. Other financial assets	39
15. Inventories	40
16. Trade accounts receivable	40
17. Other receivables	42
18. Equity	43
19. Provisions for pensions and other post-employment benefits	44
20. Other provisions	53
21. Financial liabilities	57
22. Other liabilities	58
23. Financial instruments	58
24. Contingent liabilities and other financial commitments	68
25. Legal risks	69
26. Financial opportunities and risks	70
27. Leases	71
28. Related parties	73
29. Statements of Cash Flow	75
30. Events after the end of the reporting period	77

Combined Financial Statements

Combined Financial Statements Animal Health	4
2017, 2018, 2019

Combined Statements of Income

				1

€ million	Note	2017	2018	2019

Net sales	[5]	1,576	1,510	1,572

Cost of goods sold		(472)	(480)	(509)

Gross profit		1,104	1,030	1,063

Selling expenses		(576)	(534)	(533)
Research and development expenses		(156)	(142)	(143)

General administration expenses	[6]	(66)	(55)	(138)

Other operating income	[7]	11	14	5

Other operating expenses	[8]	(20)	(14)	(14)

Operating income		297	299	240

Financial income		5	1	1
Financial expenses		(19)	(10)	(25)

Financial result	[10]	(14)	(9)	(24)

Income before income taxes		283	290	216

Income taxes	[11]	(86)	(76)	(82)
Income after income taxes		197	214	134

Combined Financial Statements Animal Health	5
2017, 2018, 2019

Combined Statements of Comprehensive Income

				2

€ million	Note	2017	2018	2019

Income after income taxes		197	214	134

Remeasurements of the net defined benefit liability
for post-employment benefit plans	[19]	16	(18)	(50)

Income taxes	[11]	(5)	5	14

Other comprehensive income from remeasurements of the
net defined benefit liability for post-employment benefit plans		11	(13)	(36)

Other comprehensive income that will not be reclassified subsequently
to profit or loss		11	(13)	(36)

Changes in fair values of derivatives designated as cash flow hedges	[23.3]	10	(15)	2

Reclassified to profit or loss		-	-	5

Income taxes	[11]	(3)	3	(2)

Other comprehensive income from cash flow hedges		7	(12)	5

Changes in exchange differences recognized on translation
of operations outside the eurozone		(39)	9	6

Other comprehensive income from exchange differences		(39)	9	6

Other comprehensive income that may be reclassified subsequently to profit or
loss		(32)	(3)	11

Total other comprehensive income		(21)	(16)	(25)

Total comprehensive income		176	198	109

Combined Financial Statements Animal Health	6
2017, 2018, 2019

Combined Statements of Financial Position

				3
		Dec 31,	Dec 31,	Dec 31,
€ million	Note	2017	2018	2019

Noncurrent assets

Goodwill	[12]	95	97	99

Other intangible assets	[12]	136	128	129

Property, plant and equipment	[13]	187	211	280

Other financial assets	[14]	5	12	3

Other receivables	[17]	5	3	6

Deferred taxes	[11]	147	155	201

		575	606	718

Current assets

Inventories	[15]	259	281	320

Trade accounts receivable	[16]	181	184	224

Other financial assets	[14]	928	1,030	220

Other receivables	[17]	24	21	27

Claims for income tax refunds		88	126	94

		1,480	1,642	885

Total assets		2,055	2,248	1,603

Equity	[18]

Invested equity attributable to Bayer Group		1,386	1,551	789

Other components of equity		(24)	(27)	(16)

Total invested equity attributable to Bayer Group		1,362	1,524	773

Noncurrent liabilities

Provisions for pensions and other post-employment benefits	[19]	155	178	233

Other provisions	[20]	23	24	23

Financial liabilities	[21]	20	23	18

Other liabilities	[22]	4	7	3

Deferred taxes	[11]	34	39	61

		236	271	338

Current liabilities

Other provisions	[20]	113	65	86

Refund liabilities	[23]	-	52	55

Contract liabilities	[5]	-	2	2

Financial liabilities	[21]	156	142	124

Trade accounts payable		135	150	160

Income tax liabilities	[11]	1	7	30

Other liabilities	[22]	52	35	35

		457	453	492

Total equity and liabilities		2,055	2,248	1,603

Combined Financial Statements Animal Health	7
2017, 2018, 2019

Combined Statements of Changes in Equity

				4
		Other Components of Equity

				Total invested equity attributable to Bayer Group
	Invested equity attributable to Bayer Group	Exchange differences	Cash flow hedges

€ million

Jan. 1, 2017	1,086	11	(3)	1,094

Equity transactions with owners

Withdrawals/contributions	92	-	-	92

Other comprehensive income	11	(39)	7	(21)

Income after income taxes	197	-	-	197

Total comprehensive income	208	(39)	7	176

Dec. 31, 2017	1,386	(28)	4	1,362

Adjustments on adoption of IFRS 9 (after tax)	(1)	-	-	(1)

Adjustments on adoption of IFRS 15 (after tax)	16	-	-	16

Jan. 1, 2018, adjusted	1,401	(28)	4	1,377

Equity transactions with owners

Withdrawals/contributions	(51)	-	-	(51)

Other comprehensive income	(13)	9	(12)	(16)

Income after income taxes	214	-	-	214

Total comprehensive income	201	9	(12)	198

Dec. 31, 2018	1,551	(19)	(8)	1,524

Equity transactions with owners

Withdrawals/contributions	215	-	-	215

Dividend payments [1]	(1,075)	-	-	(1,075)

Other comprehensive income	(36)	6	5	(25)

Income after income taxes	134	-	-	134

Total comprehensive income	98	6	5	109

Dec. 31, 2019	789	(13)	(3)	773
1 Refer to Note 18 and 28 for more details

Combined Financial Statements Animal Health	8
2017, 2018, 2019

Combined Statements of Cash Flows1

			5
€ million	2017	2018	2019

Income after income taxes	197	214	134

Income taxes	86	76	82

Financial result	14	9	24

Income taxes (paid) refunds received	(113)	(53)	1

Depreciation, amortization and impairments	46	41	33

Change in pension provisions	24	(11)	(3)

Loss on sale of property, plant, equipment and other noncurrent assets	1	-	-

(Increase) decrease in inventories	(46)	16	(34)

(Increase) decrease in trade accounts receivable	(8)	10	(35)

Increase in trade accounts payable	25	15	12

Changes in other working capital, other noncash items	(76)	(93)	(46)

Net cash provided by operating activities	150	224	168

Cash outflows for additions to property, plant, equipment and intangible assets	(46)	(51)	(82)

Cash inflows from sales of property, plant, equipment and other assets	4	2	2

Cash outflows for acquisitions less acquired cash	(158)	-	-

Interest and dividends received	5	1	1

Cash (outflows) inflows for loans (to) from Remaining Bayer	(79)	(116)	819

Net cash (used in) provided by investing activities	(274)	(164)	740

Other financial transactions with Bayer Group	70	(110)	(23)

Hedging transactions with Bayer Group	(14)	8	(5)

Contributions from (to) Bayer Group	92	(51)	215

Dividend payments	-	-	(1,075)

Proceeds from the issuance of debt with Bayer Group	-	100	120

Repayments of debt with Bayer Group	(15)	(5)	(134)

Principal elements of lease payments [2]	-	-	(4)
Interest paid	(9)	(2)	(2)

Net cash provided by (used in) financing activities	124	(60)	(908)

Change in cash and cash equivalents due to business activities	-	-	-

Cash and cash equivalents at beginning of year	-	-	-

Cash and cash equivalents at end of year	-	-	-
1 Refer to Note 29 for additional details regarding the Combined Statements of Cash Flows
2 Refer to Note 2 and 27 for details about the Company’s adoption of IFRS 16

Combined Financial Statements Animal Health	9
2017, 2018, 2019

Notes to the Combined Financial Statements

1.Overview and Summary of Significant Accounting Policies

1.1    Background

The Animal Health segment (“Animal Health” or “the Company”) of Bayer AG, Leverkusen (“Bayer” or “Bayer Group”) develops, produces and markets prescription and non-prescription veterinary products to promote the health and wellbeing of companion and farm animals. The Company’s companion animal products, which focus on the prevention and treatment of parasites and infections, include the Advantage™, Seresto™, and Drontal™, and Baytril™ products. Farm animal products include medicines and solutions to treat parasitic diseases, in addition to anti -invectives, immunostimulants, pharmacological treatments and farm hygiene products.

On November 29, 2018, Bayer announced its intention to divest the Animal Health segment. Subsequently, on August 20, 2019, Bayer entered into a definitive agreement with U.S. -based company Elanco Animal Health Incorporated, Greenfield, Indiana, USA, (“Elanco”) to sell the Company.

The Combined Financial Statements were prepared on March 11, 2020 by management of Bayer Animal Health GmbH, Alfred-Nobel-Str. 50, 40789 Monheim am Rhein, Germany.

1.2    Basis of Presentation

These financial statements were prepared in accordance with the International Financial Reporting Standards (“IFRS”) – as issued by the International Accounting Standards Board (“IASB”) and are derived from Bayer’s consolidated financial statements. They are prepared on a combined basis.

During the reporting periods presented, Animal Health was not a group of entities under the control of an immediate parent as defined by IFRS 10 (“Consolidated Financial Statements”) and did not historically prepare consolidated financial statements. The Combined Financial Statements reflect the companies and the operations assigned to Animal Health as historically included in the IFRS consolidated financial statements of the Bayer Group and managed by Animal Health management. The Combined Financial Statements reflect the legal entities historically fully dedicated to Animal Health (dedicated entities), in addition to balances held by legal entities shared between the Animal Health segment and other Bayer Group businesses (shared entities) for each of the periods presented. Transactions and account balances associated with Bayer Group businesses outside the scope of combination (“Remaining Bayer”) are excluded from the Combined Financial Statements (Refer to Note 3 for the scope of combination).

The Combined Statements of Income include revenues and expenses directly attributable to Animal Health. In addition, Bayer Group historically provided general corporate services to Animal Health, including communications and public affairs, controlling and planning, human resources, procurement, risk management, engineering and technology, accounting, and finance. The costs for general corporate services are directly attributed at historical cost or, where this was not possible, allocated using appropriate and consistent allocation methods, including revenue, expenses, headcount, or other relevant measures. Management of the Company and Bayer Group consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Animal Health. These allocations may not reflect the expenses Animal Health would have incurred as a standalone company for the periods presented. Consistent with Bayer Group, the new accounting standards IFRS 9 (“Financial Instruments”) and IFRS 15 (“Revenue from Contracts with Customers”) were applied for the first time as of January 1, 2018 and the new accounting standard IFRS 16 (“Leases”) was applied for

Combined Financial Statements Animal Health	10
2017, 2018, 2019

the first time as of January 1, 2019 using the modified retrospective approach. Therefore, the new standards have not been applied consistently for all periods in the Combined Financial Statements.

The Combined Statements of Financial Position of Animal Health include assets and liabilities specifically identifiable or attributable to Animal Health. The assets and liabilities of Animal Health were measured at carrying amounts that were included in Bayer Group’s consolidated financial statements.

Assets and liabilities are classified by maturity. They are regarded as current if they mature within one year or within the normal business cycle of the Company. The normal business cycle is defined for this purpose as beginning with the procurement of the resources necessary for the production process and ending with the receipt of cash or cash equivalents as consideration for the sale of the goods or services produced in that process. Inventories and trade accounts receivables and payables are always presented as current items. Deferred tax assets and liabilities and pension provisions are always presented as noncurrent items.

Historically, Animal Health financed its operations using cash pooling or financing arrangements through entities of Bayer Group. The treatment of the associated financing balances varies for dedicated and shared entities. The Combined Financial Statements include interest expense, interest income, Other financial assets (Note 14), and Financial liabilities (Note 21) balances resulting from cash pooling agreements between dedicated Animal Health entities and Bayer Group. Conversely, balances resulting from such cash pooling arrangements for shared entities, including cash, debt, interest expenses, and interest income, are excluded from the Combined Financial Statements, unless they can be fully attributed to Animal Health. The Combined Statements of Income only include interest income and expense amounts pertaining to financing arrangements attributable to Animal Health. Furthermore, debt and related interest expenses incurred outside the Animal Health scope of combination are excluded from the Combined Financial Statements. Consequently, Animal Health’s Combined Financial Statements may not reflect the same financing costs, had the Company obtained financing on a stand-alone basis.

The combined financial information presented does not necessarily reflect the financial position and results of operations that would have occurred if Animal Health had existed as a separate company during each of the reporting periods presented. The fact that Animal Health did not historically exist therefore limits the applicability of the combined financial information. It also means that the combined financial information cannot be used to forecast the future development of the operations that have been combined to form the Animal Health business.

All figures are presented in euro (EUR). Amounts are stated in millions of euros ( € million) except when otherwise indicated. As the indicators in this report are stated in accordance with commercial rounding principles, totals and percentages may not always be exact.

1.3    Significant Accounting Policies and Critical Accounting Estimates and Judgements

In general, Animal Health applied the same accounting policies and measurement principles in preparing the Combined Financial Statements as those used by Bayer Group in the preparation of financial information included in Bayer’s consolidated financial statements.

Critical Accounting Estimates

Certain accounting policies are considered to be critical to the Company. An accounting policy is considered to be critical if, in Management’s judgement, its selection or application materially affects the Company’s financial position or results. The application of the Company’s accounting policies also requires the use of estimates and assumptions that affect the Company’s financial position or results. Below is a summary of areas in which estimation is applied primarily in the context of applying critical accounting policies and judgements.

Under IFRS, management is required to make estimates, judgments and assumptions that affect the amounts reported in Combined Financial Statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable

Combined Financial Statements Animal Health	11
2017, 2018, 2019

under the circumstances. These estimates form the basis for making judgments that affect the carrying amounts of assets and liabilities as of the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Making estimates and judgments about future events is inherently unpredictable and is subject to significant uncertainties, some of which are beyond the Company’s control. Should any of these estimates and assumptions change or prove to have been incorrect, it could have a material impact on the Company’s income, financial position and cash flows.

Management believes the critical accounting policies for revenue recognition (Net sales), pension provisions and goodwill reflect the significant estimates and assumptions used in the preparation of the Company’s Combined Financial Statements. Furthermore, in preparing the Combined Financial Statements, additional assumptions and estimates were made in connection with the allocation of expenses from Bayer Group, which were necessary to present Animal Health on a stand-alone basis. These expense allocations represent a significant estimate in the Combined Financial Statements.

Net sales

The Company’s material revenues are derived from the sale of prescription and non-prescription veterinary products. This is done on the basis of customer contracts and the performance obligations contained therein. Revenues are recognized through profit or loss when the Company transfers control of goods to a customer. Control lies with the customer if the customer can independently determine the use of and consume the benefit derived from a product. Revenues from product deliveries are recognized at a point in time based on an overall assessment of the existence of a right to payment, the allocation of ownership rights, the transfer of physical possession, the transfer of risks and rewards, and acceptance by the customer. The Company does not engage in material bill and hold arrangements.

Net sales are limited to the amount Animal Health expects to receive for the fulfillment of performance obligations. Payments withheld, including expected sales taxes, rebates, and sales discounts are deducted from Net sales. Sales deductions and rebates are estimated primarily on the basis of historical experience, specific contractual terms and future expectations. Net sales are also reduced by provisions for expected customer returns. The net sales are reduced on the date of sale or on the date when the amount of future product returns can be reasonably estimated. For customer contracts where more than one year passes between performance and payment, significant financing components are accounted for separately based on their present values and the subsequent unwinding of the discount. The underlying discount rate takes into account the individual credit risk of the contracting party that receives the financing.

The Company adopted IFRS 15 effective January 1, 2018 using the modified retrospective approach (Refer to Note 2).

Research and development expenses

For accounting purposes, research expenses are defined as costs incurred for current or planned investigations undertaken with the prospect of gaining new scientific or technical knowledge and understanding. Development expenses are defined as costs incurred for the application of research findings or specialist knowledge to plans or designs for the production, provision or development of new or substantially improved products, services or processes, respectively, prior to the commencement of commercial production or use. Research and development (R&D) expenses are incurred for in -house R&D activities as well as numerous research and development collaborations and alliances with third parties. R&D expenses mainly comprise the costs for active ingredient discovery, research and development activities in the areas of application technology and engineering, field t rials, regulatory approvals and approval extensions.

The Company does not capitalize research costs. Capitalization of development costs requires sufficient certainty that the development activity will generate future cash flows that will cover the associated development costs. Since the Company’s development projects are often subject to regulatory approval procedures and other uncertainties, the conditions for the capitalization of costs

Combined Financial Statements Animal Health	12
2017, 2018, 2019

incurred before receipt of approvals are not normally satisfied. The company did not capitalize any internal development costs during the periods presented.

Income Taxes

Complex tax regulations may give rise to uncertainties with respect to their interpretation and the amounts and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate adjustments to tax income and expense in future periods. Liabilities to tax authorities that are uncertain as to their amount and the probability of their occurrence are recognized as tax liabilities based on reasonable estimates. The amounts recognized are based on various factors, such as experience with previous tax audits and differing legal interpretations by the taxable entity and the responsible tax authority.

Current and deferred income taxes are recognized in accordance with IAS 12 ( “Income Taxes”). For purposes of the Combined Financial Statements, income taxes were determined using the separate tax return approach based on the assumption that Animal Health entities constitute separate taxpayers. This assumption implies that current and deferred taxes assigned to Animal Health are calculated separately and that the recoverability of deferred tax assets is assessed on this basis. For shared entities, which did not historically constitute separate income tax payers, current tax expenses and tax income were recognized in the Combined Financial Statements in the year in which they arose as non-cash contributions or withdrawals by Bayer Group. Current tax receivables or payables are derecognized for shared entities.

Deferred tax assets resulting from tax loss carry forwards for dedicated entities are recognized to the extent it is probable that they can be offset against future taxable income or taxable temporary differences. For dedicated and shared entities, tax income resulting from tax loss carry forwards was recognized in the Combined Financial Statements. Deferred tax assets resulting from tax loss carry forwards for shared entities are derecognized as non-cash contributions or withdrawals by Bayer Group, because these tax deductions will remain with Bayer Group.

The Combined Statements of Cash Flows only include the taxes actually paid by dedicated entities of Animal Health. Income taxes paid on behalf of shared entities within Animal Health are treated as equity contributions from Bayer Group.

Goodwill

In a business combination, goodwill is capitalized at the acquisition date. It is measured as the excess of the acquisition price over the proportionate share of net assets acquired. The goodwill attributed to Animal Health resulted from prior acquisitions specifically related to the Animal Health business.

Goodwill is not amortized, but tested for impairment at least annually, or when there is an indication of possible impairment. Once an impairment loss has been recognized on goodwill, it is not reversed in subsequent periods. The Company’s acquired goodwill balance is consistent with the historical Animal Health segment financial information presented within the consolidated financial statements of Bayer Group.

Other Intangible Assets

Other intangible assets include patents, trademarks, and marketing rights. They are capitalized if the future economic benefits attributable to the asset will probably flow to the Company and the cost of acquisition or generation of the asset can be reliably measured. Other intangible assets are recognized at the cost of acquisition or development. Intangible assets with a finite life are amortized on a straight - line basis over a period of up to 20 years. The expected useful life is based on estimates of the period for which the asset will generate future cash flows.

Combined Financial Statements Animal Health	13
2017, 2018, 2019

Intangible assets with a finite useful life are evaluated for impairment when events have occurred that may give rise to an impairment. Other intangible assets with an indefinite life and intangible asset s not yet available for use are not amortized, but tested annually for impairment.

Property, plant and equipment

Property, plant and equipment is depreciated on a straight-line basis over an asset’s expected useful life, except where use-related depreciation is more appropriate. The Company applies the following useful lives when estimating depreciation of Property, plant and equipment:

1/1
Useful Life of Property, Plant and Equipment

Buildings	5 to 50 years
Plant installations and machinery	4 to 40 years
Furniture, fixtures and other equipment	2 to 15 years

When disposing of an asset, the difference between the net proceeds and the net carrying amount is recognized as a gain or loss in Other operating income or Other operating expenses, respectively.

Impairment Testing Procedures

Impairment tests are performed not only on individual items of intangible assets and property, plant and equipment, but also at the cash generating unit level. A cash-generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Management determined that Animal Health constituted a single cash generating unit (CGU) for each of the reporting periods presented, which it subjected to global impairment testing. Goodwill is tested at the CGU level.

The Animal Health CGU is tested for impairment at least annually, or when an event becomes known that may trigger impairment.

Impairment testing involves comparing the carrying amount of a cash-generating unit, unit group or item of intangible assets, or property, plant and equipment to the recoverable amount, which is the higher of its fair value less costs of disposal or value in use. If the carrying amount exceeds the recoverable amount, an impairment loss must be recognized for the difference. In this case an impairment loss is first recognized on any goodwill assigned to the cash generating unit or unit group. Any remaining impairment loss is allocated among the other noncurrent nonfinancial assets in proportion to their carrying amounts. The resulting expense is reflected in the functional item of the income statement in which the depreciation or amortization of the respective assets is recognized. The same applies to income from impairment loss reversals.

The recoverable amount is generally determined on the basis of the fair value less costs of disposal, taking into account the present value of the future net cash flows as market prices for the ind ividual units are not normally available. These are forecasted on the basis of the Company’s current planning, the planning horizon normally being three to five years. Forecasting involves making assumptions, especially regarding future selling prices, sales volumes, costs, market growth rates, economic cycles and exchange rates. These assumptions are based on internal estimates along with external market studies. Where the recoverable amount is the fair value less costs of disposal, measurement is undertaken from the viewpoint of an independent market participant. Where the recoverable amount is the value in use, the object of valuation is measured as currently used. In either case, net cash flows beyond the planning period are determined on the basis of long-term business expectations using the respective individual growth rates derived from market information. The fair value less costs of disposal is determined on the basis of unobservable inputs (Level 3).

Combined Financial Statements Animal Health	14
2017, 2018, 2019

The net cash inflows are discounted at a rate equivalent to the weighted average cost of equity and debt capital. The after-tax cost of capital considers information and risks specific to Animal Health, such as regional focus areas and a capital structure benchmarked against comparable companies in the same industry sector. The cost of equity corresponds to the return expected by stockholders, while the cost of debt is based on the conditions on which comparable companies can obtain long -term financing. Both components are derived from capital market information.

The growth rates applied for impairment testing in 2017, 2018 and 2019 and the capital cost factors are shown in the following table:

						1/2
Impairment Testing Parameters
		Growth rate		After-tax cost of capital

%	2017	2018	2019	2017	2018	2019

Animal Health	1.00	1.00	1.00	5.00	8.60	6.80

Although the estimates of the useful lives of certain assets, assumptions concerning the macroeconomic environment and industry developments, and estimates of the discounted future cash flows are believed to be appropriate, changes in assumptions or circumstances could require changes in the carrying amounts. This could lead to the recognition of additional impairment losses in the future or – except in the case of goodwill – to reversals of previously recognized impairment losses if developments are contrary to expectations.

A sensitivity analysis undertaken for the impairment testing of goodwill was based on a 10% reduction in future cash flows, a 10% increase in the weighted average cost of capital or a one -percentage-point reduction in the long-term growth rate. For all reporting periods the sensitivity analysis showed no impairment loss.

Financial Assets (2019 and 2018)

The Company adopted IFRS 9 effective January 1, 2018 using the modified retrospective method, resulting in a change to the Company’s accounting policy.

Financial assets include receivables, acquired equity and debt instruments, cash and cash equivalents, and derivatives with positive fair values. Regular-way purchases and sales of financial assets are generally posted on the settlement date. The amount at which a financial asset is initially recognized comprises its fair value and in most cases the transaction costs.

The classification and measurement of financial assets is based in each case on the business model and the characteristics of the cash flows. The business models “hold” and “sell” are applied to divested trade accounts receivable depending on the structure of the respective sale agreements, resulting in measurement at amortized costs or fair value. The option of recognizing debt instruments at fair value through profit or loss under certain conditions is not exercised. In the case of equity instruments that are not held for trading, the option of recognizing future changes in their fair value through Other comprehensive income is generally exercised.

Loss allowances for expected credit losses are recognized for financial assets measured at amortized cost.

Expected defaults on receivables expected over the respective term (stage 2 of the impairment model) is determined for trade accounts receivable based on portfolio-specific default rates. These expected default rates are mainly based on the average defaults on receivables in recent years. In individual cases, these default rates are adjusted during the year for the respective customer portfolio if a significant increase or decrease in defaults is expected in the future. The business model, specific customer circumstances, and the economic environment of the customer’s geographic region are considered when determining the expected default rates. Further differentiation is achieved by taking

Combined Financial Statements Animal Health	15
2017, 2018, 2019

into account the Company’s various customer groups. Customers are assigned to risk classes with different expected default rates depending on their individual credit risk assessments.

Where action such as insolvency or comparable proceedings has been initiated against a defaulter or other substantial indications exist that receivables are impaired (such as a considerable worsening of creditworthiness or a financial restructuring), the receivables are individually tested for impairment (stage 3 of the impairment model). In addition, all receivables more than 90 days past due are individually tested for impairment during the year. There are no financial assets which are written-off but still subject to an enforcement activity.

For other financial assets, the expected credit loss for the next 12 months is determined on first -time recognition and on subsequent measurement using the Monte Carlo simulation method (stage 1 of the impairment model). In the event of a significant increase in the default risk, which is defined as a more than 0.25% increase in the probability of default, the expected credit losses over the respective term of the asset are taken into account (stage 2 of the impairment model) . An impairment loss is recognized if there are objective indications of an impairment. The definition of objective indications of an impairment for other financial assets correspond to those of trade account receivables.

The maximum credit risk of receivables and other financial assets corresponds to the respective carrying amount. As a part of Bayer Group, the Company participates in a global credit insurance program to insure trade accounts receivable against certain catastrophic losses. The Company doe s not hold collateral as securities.

Expected credit losses are not calculated for contract assets or lease receivables due to insignificant carrying amounts.

Financial assets are derecognized when contractual rights to receive cash flows from the financial assets expire or the financial assets were transferred together with all material risks and benefits.

Financial Assets (2017)

Financial assets are comprised of loans and receivables, acquired equity and debt instruments, cash and cash equivalents, and derivatives with positive fair values.

Regular-way purchases and sales of financial assets are generally posted on the settlement date. Financial assets are initially recognized at fair value plus transaction costs. The transaction costs incurred for the purchase of financial assets held at fair value through profit or loss are expensed immediately.

If there are substantial and objective indications of a decline in the value of loans and receivables, held - to maturity financial assets or available-for-sale financial assets, an impairment test is performed. Indications of possible impairment include a high probability of insolvency, a significant deterioration in credit standing, a material breach of contract, operating losses reported by a company over several years, a reduction in market value, the financial restructuring of the debtor, or the disappearance of an active market for the asset.

Impairment losses are generally recorded on receivables in the event of insolvency or similar proceedings being launched, financial restructuring at business partners, or the initiation of enforcement measures. Payment history and past-due receivables are also analyzed, with customer-specific facts assessed in each case.

Financial assets are derecognized when contractual rights to receive cash flows from the financial assets expire or the financial assets are transferred together with all material risks and benefits.

Combined Financial Statements Animal Health	16
2017, 2018, 2019

Inventories

Inventories include assets consumed in production or in the rendering of services (raw materials and supplies), assets in the production process for sale (work in process), goods held for sale in the ordinary course of business (finished goods and goods purchased for resale), and advance payments on inventories. Inventories are recognized at the lower of cost or net realizable value. Cost compromises direct materials and, where applicable, direct labor costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business less associated selling expenses.

Cash and cash equivalents

Cash and cash equivalents comprise cash funds and all short-term investments with original maturities of up to three months. Short-term investments are highly liquid and readily convertible into known amounts of cash. The risk of changes in value is insignificant.

Provisions for pensions and other post-employment benefits

Animal Health employees receive post-employment benefits under defined contribution and defined benefit plans. In regards to these plans, employees primarily dedicated to the Company (greater than 50% of an employee’s time) are attributed to Animal Health. For dedicated entities, active and non-active employees were attributed to Animal Health. For shared entities, only active employees were attributed to Animal Health since it is unfeasible to assign inactive employees to Animal Health or Remaining Bayer precisely. The impact of employee transfers between Animal Health and Remaining Bayer is separately presented for each of the reporting periods, with corresponding changes to plan assets and obligations.

In the case of defined contribution plans, the business historically paid contributions to publicly or privately administered pension plans on a mandatory, contractual or voluntary basis. After making the contributions, the business had no further payment obligations. The regular contributions constitute expenses for the year in which they are due. Defined contribution plan expenses are allocated to Animal Health and classified within operating expenses based on employee mappings.

All other post-employment benefit plans are salary defined benefit plans, which may be either unfunded (financed by provisions) or funded (financed through pension funds). Obligations under these plans are measured using actuarial valuations prepared by an external expert.

The present value of provisions attributable to Animal Health employees for defined benefit plans and the resulting expense are calculated in accordance with IAS 19 (“Employee Benefits”) by the projected unit credit method. The future benefit obligations are valued by actuarial methods and spread over the entire employment period using specific assumptions regarding beneficiary structure and the economic environment. These assumptions relate mainly to the discount rate, expected future salary and pension increases, variations in health care costs, and mortality rates. The discount rates used are calculated from the yields of high-quality corporate bond portfolios in specific currencies with cash flows approximately equivalent to the expected disbursements from the pension plans. The uniform discount rate derived from this interest-rate structure is thus based on the yields, at the closing date, of a portfolio of AA-rated corporate bonds whose weighted residual maturities approximately correspond to the duration necessary to cover the entire benefit obligation.

Plan assets are assigned to Animal Health using a pro rata method consistent with the attribution of benefit obligations. Plan assets for inactive employees for shared entities are excluded from Animal Health. The fair value of plan assets is deducted from the present value of the defined benefit obligation for pensions and other post-employment benefits to determine the net defined benefit liability. The fair values of assets without quoted prices in active markets are determined by applying measurement methods on the basis of freely accessible data such as interest rate curves and credit spreads. Plan assets in excess of the benefit obligation are reflected in Other receivables, subject to the asset ceiling specified in IAS 19. The balance of all income and expenses, except the net interest on the net liability,

Combined Financial Statements Animal Health	17
2017, 2018, 2019

is recognized in Operating income. The net interest on the net liability is reflected in the financial result under financial income and expenses. The effects of remeasurements of the net defined benefit liability are reflected in Other comprehensive income. They consist of actuarial gains and losses, the return on plan assets and changes in the effects of the asset ceiling, less the amounts included in net interest.

Deferred taxes relating to the effects of remeasurements are also recognized in Other comprehensive income.

Bayer-Pensionskasse

Employees of Animal Health participate in the Bayer-Pensionskasse VVaG (Bayer-Pensionskasse), Leverkusen, Germany. This plan has been closed to new members since 2005. This legally independent fund is considered a life insurance company and is subject to the German Insurance Supervision Act. The benefit obligations covered by Bayer-Pensionskasse comprise retirement, surviving dependents’ and disability pensions. The Bayer-Pensionskasse pension obligations are classified as a multi-employer plan as defined under IAS 19. A defining characteristic of multi-employer plans is that assets from various employers not under common control are pooled at plan level and used to collectively grant pension benefits to employees. Allocation mechanisms that would permit an exact distribution of the plan assets managed by the pension plan to individual employers often do not exist. The Company applied an estimation method to allocate the proportional share of the assets of the pension plans to Animal Health.

Other Provisions

Other provisions are recognized for present legal and constructive obligations arising from past events that will probably give rise to a future outflow of resources, provided that a reliable estimate can be made of the amount of the obligations. If the projected obligation declines as a result of a change in the estimate, the provision is reversed by the corresponding amount and the resulting income recognized as an operating expense.

Financial Liabilities

Financial Liabilities include Trade accounts payable and other liabilities that are settled in cash and cash equivalents or other financial instruments, as well as negative fair values of derivatives. Financial liabilities are measured at amortized cost with the exception of those carried at fair value, such as derivatives with negative fair values.

Other Receivables and Liabilities

Accrued items and other nonfinancial assets and liabilities are carried at amortized cost. They are amortized to income on either a straight-line basis or according to performance of the underlying transaction.

Derivatives

Animal Health uses derivatives to mitigate the risk of changes in currency exchange rates. Derivatives are recognized at the trade date and carried at fair value. Positive fair values at the end of the reporting period are reflected in financial assets and negative fair values are reflected in financial liabilities. Changes in the fair values of these derivatives are recognized directly in profit or loss except where hedge accounting is used.

Changes in the fair values of the effective portion of derivatives designated as cash flow hedges are initially recognized in Other comprehensive income. They are reclassified to profit or loss when the underlying transaction is recognized through profit or loss. The ineffective portion of derivatives designated as cash flow hedges is recognized either in Other operating income, Other operating expenses, or Financial result, depending on the type of underlying transaction. Changes in the fair values of derivatives designated as fair-value hedges and the adjustments in the carrying amounts of the underlying transactions are recognized in profit or loss.

Combined Financial Statements Animal Health	18
2017, 2018, 2019

Changes in the fair values of forward exchange contracts and currency options serving as hedges of items in the Statements of Financial Position are reflected in financial income and expenses as exchange gains or losses. Effects from cash flow hedges of forward exchange contracts used to hedge forecasted sales transactions in foreign currencies are initially recognized in other comprehensive income and then reclassified to other operating income or expenses at the time the sales are recognized. Changes in the fair values of stock options or forward stock transactions used to hedge stock-based employee compensation are initially recognized in other comprehensive income and subsequently reclassified to profit or loss in the functional costs over the periods of the Aspire programs.

Related Party and Intercompany Transactions

Transactions between Bayer Group businesses outside the scope of combination and Animal Health are recognized as third party transactions and are disclosed as related party transactions. The treatment of these transactions, which were historically treated as intercompany transactions for purposes of the Bayer consolidated financial statements, depends on the nature of the entities involved. No impairment losses were recognized on receivables from related entities in any of the reporting periods.

As discussed in Note 3, Animal Health consists of both dedicated and shared entities. Transactions historically occurred between Animal Health and Remaining Bayer within individual shared entities (“intracompany transactions”). These transactions primarily consisted of local overhead cost allocations, which are treated as contributions from Bayer Group and do not result in related party payables or receivables.

The treatment of related party transactions with Remaining Bayer occurring between separate legal entities depends on the nature of the transaction. These types of transactions primarily include sales and purchasing activity and corporate allocations, such as overhead, employee benefits, and financing. Generally, cost allocations from Remaining Bayer are treated as equity contributions from Bayer Group, while sales and purchases result in amounts payable from or due to Bayer Group. Refer to Note 2 8 for further details regarding the treatment of these transactions.

Intercompany balances, which represent transactions entirely within Animal Health, are eliminated in preparation of the Combined Financial Statements.

Equity

The equity of Animal Health consists of the Invested equity attributable to the Bayer Group and Other components of equity. Invested equity attributable to the Bayer Group represents Bayer’s historical investment in Animal Health, the net effect of transactions with and allocations from Bayer Group and Animal Health’s accumulated earnings. Other components of equity primarily consist of accumulated currency exchange differences and cash flow hedging activity.

Other comprehensive income balances are allocated to Animal Health using reasonable methods consistent with the underlying account balances.

Leases (2019)

A lease is a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration. The Company transitioned to IFRS 16 from IAS 17 (prior “Leases” standard) effective January 1, 2019 (refer to Note 2), resulting in an accounting policy change between 2018 and 2019.

Under IFRS 16, the Company no longer classifies leases as either finance leases or operating leases when it is the lessee. Rather, the Company recognizes a right-of-use asset and lease liability for all leases in the balance sheet. The lease liability is measured on the basis of outstanding lease payments, discounted using the incremental borrowing rate. The right-of-use asset is measured at the amount of the lease liability, plus any initial direct costs. During the lease term, the Company adjusts the amount of the lease liability using the effective interest method and reducing the liability for any lease

Combined Financial Statements Animal Health	19
2017, 2018, 2019

payments. The right-of-use asset is depreciated consistently with the Company policy for Property, plant and equipment.

The Company applied the practical expedient for short-term leases under IFRS 16, whereby the Company does not recognize right-of-use assets or lease liability for these types of leases. Short-term leases are defined as leases with a lease term of 12 months or less at the commencement date. The Company reflects lease payments under these agreements in the combined statements of income consistently as before.

Lessor accounting under IFRS 16 is consistent with the previous guidance of IAS 17. Lessors under IFRS 16 are required to continue to classify leases as finance leases or operating leases on the basis of the risks and rewards incidental to ownership of the leased asset.

For the purpose of the Combined Financial Statements all lease transactions between the Bayer Group and Animal Health are treated as third party leases. Furthermore, certain leases with third parties are shared between Animal Health and Bayer Group. Leases held by dedicated entities, in addition to leases primarily supporting Animal Health operations held by shared entities, are fully attributed to the Company, including the related right-of-use assets and lease liabilities under IFRS 16. In the event Animal Health is not the primary beneficiary of a shared lease agreement, the Company records an expense for the use of the leased asset.

Leases (2018 and 2017)

Under IAS 17, leases are classified as either finance or operating leases. Leasing transactions that transfer substantially all the risks and rewards incidental to ownership of the leased asset to the lessee are treated as finance leases. All other leasing agreements are classified as operating leases.

When the Company is a lessee in a finance lease, the leased asset is capitalized at the lower of the fair value of the asset or the present value of the minimum lease payments at the beginning of the lease term and simultaneously recognized under financial liabilities. The minimum lease payments are divided into the principal portion of the remaining obligation and the financing costs, which are determined using the effective interest method. The leased asset is depreciated by the straight -line method over the shorter of its estimated useful life or the lease term.

When the Company is a lessee in an operating lease, the lease payments are expensed using the straight-line method. When the Company is the lessor, the lease payments received are recognized in combined profit or loss. The leased asset continues to be recognized under Property, plant and equipment in the Combined Statements of Financial Position.

Foreign Currency

The financial information comprising Animal Health is based on each entity’s functional currency. An entity’s functional currency is that of the economic environment in which it primarily operates. The majority of Animal Health entities carry out their activities autonomously from a financial, economic and organizational point of view, and their functional currencies are therefore the respective local currencies.

When preparing the Combined Statements of Financial Position, non-euro denominated assets and liabilities are translated into euros using the closing rates of each period presented. Income and expense items and cash flows are translated into euros at average annual rates. The components of equity are translated at the historical exchange rates prevailing at the respective dates of their first -time recognition in Animal Health.

The exchange differences arising between the resulting amounts and those obtained by translating at closing rates are recognized as Other comprehensive income.

Combined Financial Statements Animal Health	20
2017, 2018, 2019

The exchange rates for major currencies against the euro varied as follows:

								1/3
Exchange Rates for Major Currencies
		BRL	CAD	CNY	GBP	JPY	RUB	USD

		Brazil	Canada	China	U.K.	Japan	Russia	U.S.A.

Closing rate	2017	3.98	1.51	7.81	0.89	135.01	69.41	1.20

	2018	4.44	1.56	7.87	0.89	125.87	79.76	1.15

	2019	4.52	1.46	7.82	0.85	121.87	69.94	1.12

Average rate	2017	3.59	1.46	7.61	0.88	126.39	65.71	1.13

	2018	4.29	1.53	7.80	0.88	130.38	73.87	1.18

	2019	4.41	1.49	7.74	0.88	122.01	72.44	1.12

Currency translation for Animal Health is calculated based on the value of assets and liabilities attributed to the Company.

Hedging transactions for Animal Health are mainly initiated by Bayer Animal Health or KVP Pharma+Veterinär Produkte with Bayer. For the purpose of the Combined Financial Statements all hedging transaction were treated as third party transactions. All hedged items and hedged instruments that are related to Animal Health dedicated entities, are reflected in the Combined Financial Statements.

Separation Costs

The Company incurred costs related to the separation from Bayer Group during 2019. These costs consist of various internal and third-party advisor fees associated with the sale of the Company, including for example legal, consultancy, accounting, and auditing fees. The Company attributes these costs to either Animal Health or Remaining Bayer based on the nature of the costs. Costs directly associated with the divestiture or the Animal Health business are attributed to the Company.

During 2019, the Company incurred approximately €81 million in costs related to the anticipated sale and separation of Animal Health which, given their nature, were directly attributable to the Company . These costs are primarily classified within General administration expenses.

2.Effects of new financial reporting standards

Financial reporting standards applied for the first time in 2017

The first-time application of the following amended financial reporting standards had no impact, or no material impact, on the presentation of Animal Health’s financial position or results of operations.

In January 2016, the IASB published amendments to IAS 7 (“Statement of Cash Flows”) under the title “Amendments to IAS 7: Disclosure Initiative.” The following changes in liabilities arising from financing activities must be disclosed: (a) changes from financing cash flows; (b) changes arising from obtaining or losing control of subsidiaries or other businesses; (c) the effect of changes in foreign exchange rates; (d) changes in fair values; (e) other changes.

In January 2016, the IASB also published amendments to IAS 12 (“Income Taxes”) under the title “Recognition of Deferred Assets for Unrealized Losses.” These amendments clarify that in the case of assets recognized at fair value (e.g. fixed-rate debt instruments) where the taxable value is the cost of acquisition, unrealized losses result in deductible temporary differences, irrespective of the future use of the asset. Further, when estimating future taxable profits for the purpose of recognizing deferred tax assets, the tax deductions resulting from the reversal of other deductible temporary differences must be eliminated.

Combined Financial Statements Animal Health	21
2017, 2018, 2019

In December 2016, the IASB published “Annual Improvements to IFRS Standards 2014 - 2016 Cycle” as part of its annual improvements project. The changes relating to IFRS 12 (“Disclosure of Interest in Other Entities”) primarily pertain to clarifications.

Financial reporting standards applied for the first time in 2018

IFRS 9 (“Financial Instruments”) and IFRS 15 (“Revenue from Contracts with Customers”) were applied for the first time as of January 1, 2018. The Company elected the modified retrospective approach for both standards, accounting for the aggregate amount of any transition effects by way of an adjustment to equity and presenting the comparative periods in line with previous rules.

The effects that the first time application of IFRS 9 and IFRS 15 had on equity are detailed in the table below.

2/1
Invested equity attributable to Bayer Group Reconciliation IFRS 9 and IFRS 15
€ million

Invested equity attributable to Bayer Group as of December 31, 2017	1,386

Effects of IFRS 9	(1)

Effects of IFRS 15	16

Invested equity attributable to Bayer Group as of January 1, 2018	1,401

IFRS 9 – Financial Instruments

IFRS 9 is the new standard for accounting for financial instruments. It replaces the previous rules under IAS 39 (“Financial Instruments: Recognition and Measurement”). Animal Health applied IFRS 9 using the modified retrospective approach for the first time effective January 1, 2018, accounting for the aggregate amount of any transition effects by way of an adjustment to equity and presenting the comparative periods in line with previous rules.

Based on the Company’s investment holdings, the overall impact of IFRS 9 on the value of equity instruments was immaterial.

IFRS 9 introduces new provisions for the classification and measurement of financial assets and replaces the current rules on the impairment of financial assets. The new standard requires a change in accounting methods for the effects resulting from a change in the Company’s own credit risk for financial liabilities classified at fair value and modifies the requirements for hedge accounting. The classification and measurement of financial liabilities are otherwise largely unchanged from the existing regulations.

Under IFRS 9, the classification and measurement of financial assets is determined by the Company’s business model and the characteristics of the cash flows of each financial asset. In the case of equity instruments held as of January 1, 2018, that are not held for trading, Animal Health has uniformly opted to recognize future changes in their fair value through Other comprehensive income and to continue to classify these changes as equity upon the derecognition of the financial instrument. As for new instruments, Animal Health can opt to make use of this option on an instrument -by-instrument basis upon recognition, but it must continue to do so thereafter.

Combined Financial Statements Animal Health	22
2017, 2018, 2019

IFRS 9 resulted in the following changes as of the date of first-time application:

				2/2
Financial Assets Reconciliation from IAS 39 to IFRS 9
€ million

	Carrying amount Dec. 31, 2017 (IAS 39)	Effect of the expected loss model	Carrying amount Jan. 1, 2018 (IFRS 9)	Measurement category[2] (IFRS 9)
Measurement category[1] (IAS 39)

Trade accounts receivable

LaR	181	(1)	180	AC

Other financial assets

LaR	923	-	923	AC

				FVTOCI (no
AfS - equity instruments	2	-	2	recycling)

Derivatives	8	-	8	Derivatives

Other receivables

LaR	11	-	11	AC

Total financial assets	1,125	(1)	1,124

1 AfS: available for sale; at fair value through Other comprehensive income
LaR: loans and receivables; at amortized cost
2 AC: at amortized cost; The standard had no effect on financial liabilities
FVTOCI: at fair value through Other comprehensive income

The standard had no effects on financial liabilities.

The following table shows the effects of the first-time application of IFRS 9 on Invested equity attributable to Bayer Group and Other comprehensive income in the Combined Statements of Comprehensive Income, broken down by measurement category:

			2/3
Effects of First-Time Application of IFRS 9 on Retained Earnings and Other Comprehensive Income
€ million

Measurement category (IAS 39)[1]	Measurement category (IFRS 9)[1]	Retained earnings effect as of Jan. 1, 2018	OCI effect as of Jan. 1, 2018

Trade accounts receivable

LaR	AC	(1)	-

Total financial assets		(1)	-

1 See table 2/2 for definition of measurement categories

As of the transition date, the Company did not have any financial assets or liabilities measured at fair value using unobservable inputs (Level 3).

The overall impact of IFRS 9 on the Company’s loss allowances was immaterial as of the transition date.

For hedge accounting, Animal Health has opted to prospectively apply IFRS 9 from January 1, 2018. If only the intrinsic value of an option is designated as a hedging instrument in a hedging relationship, IFRS 9 requires that changes in the fair value of the time value of options during the hedging period initially be recognized as other comprehensive income in the Combined Statements of Comprehensive Income. The release of the accumulated amounts, either in the form of a basis adjustment or directly through profit or loss, depends on the type of hedged transaction. In contrast to the other rules on hedge accounting, the revised accounting method is to be applied retrospectively. Animal Health opted to not change the accounting treatment for foreign currency derivatives upon adoption of IFRS 9. As at the transition date, these changes did not have any material impact on the presentation of the Company’s financial position and results of operations.

Combined Financial Statements Animal Health	23
2017, 2018, 2019

In October 2017, the IASB published an amendment to IFRS 9 under the title “Prepayment Features with Negative Compensation.” It also published a clarification regarding the accounting for a modification of a financial liability that does not result in its derecognition. For these nonsubstantial modifications, modification gains or losses – including the costs of the modification – must be immediately recognized in profit or loss. This amendment to IFRS 9 is to be applied for annual periods beginning on or after January 1, 2018. This amendment did not have any impact on the presentation of the Company’s financial position and results of operations.

IFRS 15 – Revenue from Contracts with Customers

IFRS 15 introduced the five-step model for revenue recognition from contracts with customers. Under the standard, revenue is recognized at amounts that reflect the consideration that an entity expects to be entitled to receive in exchange for transferring goods or services to a customer. Under the new standard, the Company primarily recognizes revenue from performance obligations satisfied at a point in time when control of goods or services has been transferred to a customer. In addition, IFRS 15 clarifies the allocation of individual topics to (new) line items in the Combined Statements of Financial Position and to functional cost items in the Combined Statements of Income, and whether gross or net amounts are to be presented.

The Company adopted IFRS 15 effective January 1, 2018, using the modified retrospective method. Under the modified retrospective method, the aggregate transition effect is recorded by an adjustment to equity as of January 1, 2018. Comparative period balances for 2016 and 2017 are presented in accordance with the prior standards and remain unchanged. The Company elected to retrospectively apply the new standard to uncompleted contracts as of January 1, 2018, reflecting the aggregate effect of all contract modifications that occurred prior to the date of first -time application in accordance with IFRS 15.C7A(b).

The adoption of IFRS 15 has led to the following effects:

// Changes in the timing of recognition – As of December 31, 2015, the Company had a €21 million deferred income balance related to the proceeds from a divestiture transaction in 2015, which was classified in Other provisions. Under IFRS 15, the proceeds from this transaction would have been recognized immediately, resulting in the elimination of the deferred income balance. The introduction of IFRS 15 resulted in a €20 million decrease in Net sales in 2018 and a €5 million decrease in deferred tax expenses in 2018.

// Presentational changes:

•IFRS 15 changes the presentation of expected product returns within the statement of financial position from net to gross in cases where returns are expected to be resalable and Animal Health will refund the purchase price. The refund liabilities resulting from the gross presentation include amounts expected to be refunded upon product return. Prior to the adoption of IFRS 15, Animal Health presented the margin of expected returns on a net basis in Other provisions. Due to the nature of products sold by the Company, right of return assets are not recognized in inventories for expected customer returns.

•Amounts already received (or receivable) but expected to be refunded to the customer are presented as “refund liabilities” under IFRS 15. These amounts typically relate to expected volume rebates and expected product returns and were previously presented within Other provisions.

•Advance payments received (or receivable) in connection with product deliveries were previously recognized in trade accounts payable. Advance payments received (or receivable) relating to right-to-access licenses and service contracts recognized over time were previously presented as deferred income in Other liabilities. With the introduction of IFRS 15, both are presented as contract liabilities. Within the statement of cash flows, the decline in trade accounts payable resulting from the presentational change is set against a corresponding change in “other working capital, other noncash items.”

Combined Financial Statements Animal Health	24
2017, 2018, 2019

Adoption of IFRS 15 under the modified retrospective approach had the following impact on the opening statement of financial position as of January 1, 2018:

				2/4
IFRS 15 Accounting Changes: Combined Statements of Financial Position as of January 1, 2018
	Dec 31, 2017			Jan 1, 2018

	Before accounting changes	Presentational changes	Changes in timing of recognition	After accounting changes

€ million

Inventories	259	–	–	259

Invested equity attributable to Bayer Group	1,386	–	16	1,402

Contract liabilities (noncurrent)	–	3	(1)	2

Other liabilities (noncurrent)	4	(3)	–	1

Deferred taxes	34	–	5	39

Other provisions (current)	113	(44)	–	69

Refund liabilities (current)	–	44	–	44

Contract liabilities (current)	–	20	(20)	–

Trade accounts payable	135	(1)	–	134

Other liabilities (current)	52	(19)	–	33

The transition to IFRS 15 had the following impact on the Statement of Financial Position as of December 31, 2018:

			2/5
Reconciliation IFRS 15 to IAS 18 for Presentational Changes: Combined Statement of Financial Position as of December 31, 2018
€ million	IFRS 15 December 31, 2018	Presentational changes	IAS 18 December 31, 2018

Inventories	281	–	281

Other provisions (noncurrent)	24	–	24

Other liabilities (noncurrent)	7	–	7

Other provisions (current)	65	52	117

Refund liabilities (current)	52	(52)	-

Contract liabilities (current)	2	(2)	-

Trade accounts payable	150	2	152

Other liabilities (current)	35	–	35

Financial reporting standards applied for the first time in 2019

In January 2016, the IASB published the new standard for lease accounting, IFRS 16 (“Leases”), which replaces the rules contained in IAS 17 (“Leases”) along with the associated interpretations. The new standard is to be applied for annual periods beginning on or after January 1, 2019. The standard introduces a single lessee accounting model, requiring lessees to recognize right -of-use assets for granted rights of use and corresponding lease liabilities. It eliminates the requirement for lessees to differentiate between operating leases – without recognizing the respective assets or liabilities – and finance leases. However, IFRS 16 contains the option of exercising exemptions for the recognition of short-term leases and those pertaining to low-value assets. As under the previous standard, IAS 17, lessors are still required to differentiate between operating and finance leases. According to IFRS 16, subleases are classified as a finance or operating lease by reference to the right -of-use asset arising from the head lease.

Animal Health applied IFRS 16 for the first time as of January 1, 2019 using the modified retrospective approach, accounting for the aggregate amount of any transition effects by way of an adjustment to equity. Comparative period amounts were therefore not restated and are presented in line with previous rules.

Combined Financial Statements Animal Health	25
2017, 2018, 2019

Upon transition, various options and practical expedients were exercised as of the transition date for lease agreements in which Animal Health is the lessee. No additional assessment was undertaken upon the first-time application of the new standard with regard to whether a contract represents or contains a leasing relationship. For contracts previously classified as operating leases, Animal Health measured the lease liabilities as of the date of first-time application of IFRS 16 at the present value of the outstanding lease payments. The Company used the incremental borrowing rate as of the transition date to measure the present value. On the date of first-time application, right-of-use assets were generally measured at the amount of the lease liability, adjusted by the amounts of any prepaid or accrued lease payments. Initial direct costs were not taken into account in the measurement of right-of-use assets as of the date of first-time application. The Company has performed the analysis of lease liabilities based on the facts and circumstances that existed as of January 1, 2019 transition date.

The Company exempts short-term leases beginning after December 31, 2018 from the scope of application of IFRS 16. The Company also exercised the option of applying the short -term lease exemptions to certain leases ending in 2019.

The first-time application of IFRS 16 as of January 1, 2019, resulted in the recognition of additional lease liabilities of €13 million, presented as part of financial liabilities. Right -of-use assets, including those previously recognized as finance leases according to IAS 17 until December 31, 2018, rose in line with the lease liabilities by €13 million as of January 1, 2019, after the adjustments resulting from the first-time application of IFRS 16.

The significant effects on the individual items in the statement of financial position that were recognized as of December 31, 2018, in line with previous requirements were as follows:

			2/6
IFRS 16 Accounting Changes: Combined Statements of Financial Position as of January 1, 2019
		Adjustments due to
€ million	Dec. 31, 2018	IFRS 16	Jan. 1, 2019

Property, plant and equipment	211	13	224

Financial liabilities	165	13	178

Refer to Note 27 for a breakdown of the capitalized right-of-use asset into asset classes.

Beginning January 1, 2019, in the Combined Statements of Income, Animal Health ceased recognizing rental expenses for operating leases within operating income, and instead recognized the depreciation of the right-of-use assets. Depending on the nature of the leased asset, the classification of depreciation expense for the right-of-use assets is either recognized within the appropriate functional cost category or other operating expenses. Further, the Company records the related interest expense for lease liabilities under IFRS 16 within Financial expenses. The application of IFRS 16 resulted in an increase in Net cash provided by operating activities and a decrease in Net cash used in financing activities as the retirement of the lease liabilities and the interest expense were assigned to the Cash Flow from financing activities. Short-term lease payments and variable lease payments that are not included in the measurement of the lease liability are presented within operating activities.

Material items in connection with the reconciliation of operating lease commitments of €14 million as of December 31, 2018, to the lease liabilities recognized as of January 1, 2019, comprised of €3 mill ion in finance leases already recognized as liabilities and a €1 million discount on the lease liabilities initially recognized under IFRS 16. Refer to Note 24 for further information.

The weighted average incremental borrowing rate for leases initially recognized upon the first-time application of IFRS 16 was 6.19%.

Combined Financial Statements Animal Health	26
2017, 2018, 2019

In addition to IFRS 16, the Company also applied the following amendments to accounting standards for the first time in 2019, which did not have a material impact on the Combined Financial Statements.

2/7
Amendments to financial reporting standards applied for the first time in 2019 without material impact
Amendments to standards/interpretations
IFRS 9	Prepayment Features with Negative Compensation

IAS 19	Amendments to IAS 19 (Employee Benefits): Plan Amendments, Curtailments or Settlements

IAS 28	Long-term Interests in Associates and Joint Ventures

IFRIC 23	Uncertainty over Income Tax Treatments

Annual Improvements to IFRS Standards 2015-2017 Cycle

Published financial reporting standards that have not yet been applied

The IASB and the IFRS Interpretations Committee have issued the following standards, amendments to standards, and interpretations whose application was not yet mandatory for the year ended December 31, 2019. The following IFRS and interpretations have not yet been applied by the Company:

2/8
Published financial reporting standards that have not yet been applied
Amendments to standards/interpretations		Mandatory application	Anticipated effects

Amendment to IFRS 3 Business
IFRS 3	Combinations	Jan. 1, 2020	No material effects expected

Effects currently being
IFRS 17	Insurance Contracts	Jan. 1, 2021	evaluated

Amendments to IAS 1 and IAS 8: Definition
IAS 1, IAS 8	of Material	Jan. 1, 2020	No material effects expected

	Amendments of IFRS 9, IAS 39, IFRS 7:		Effects currently being
IFRS 9, IAS 39, IFRS 7	Interest rate benchmark reform	Jan. 1, 2020	evaluated

	Amendments to IAS 1: Classification of		Effects currently being
IAS 1	Liabilities as Current or Noncurrent	Jan. 1, 2022	evaluated

Amendments to References to the
	Conceptual Framework in IFRS Standards	Jan. 1. 2020	No material effects expected

Combined Financial Statements Animal Health	27
2017, 2018, 2019

3.Scope of combination

The Combined Financial Statements of Animal Health consist of both dedicated entities and shared entities. Dedicated entities are comprised entirely of Animal Health operations, with all assets and liabilities attributed to the Company. The shared entities consist of both Animal Health and Remaining Bayer operations, with assets and liabilities attributed to both Animal Health and Remaining Bayer. Shared entity costs are allocated when direct attribution is not possible.

As of September 1, 2019, all Animal Health assets and liabilities attributed to Bayer Intellectual Property GmbH, previously a shared entity, were legally transferred to Bayer Animal Health GmbH. The account balances were transferred to Bayer Animal Health GmbH at the previous carrying amounts.

In addition, during 2019, the Company ceased to include Bayer West-Central Africa S.A. within the scope of combination for Animal Health, as the related account balances were immaterial to the Company.

As a result of the above items, the overall scope of combination used to prepare the Combined Financial Statements changed from the Combined financial statements prepared for the year ended December 31, 2018.

Animal Health consists of the following entities:

3/1
Scope of Combination
Company name	Registered Office	Entity Type

KVP Pharma+Veterinär Produkte GmbH	Kiel, Germany	Dedicated

Bayer (Sichuan) Animal Health Co., Ltd.	Chengdu, China	Dedicated

Bayer Animal Health GmbH	Leverkusen, Germany	Dedicated

Bayer HealthCare Animal Health Inc.	St. Joseph, USA	Dedicated

PT. Bayer Indonesia	Jakarta, Indonesia	Shared

Bayer Philippines, Inc.	Laguna, Philippines	Shared

Bayer Türk Kimya Sanayii Limited Sirketi	Istanbul, Turkey	Shared

Bayer Yakuhin, Ltd.	Osaka, Japan	Shared

Bayer S.A.	Buenos Aires, Argentina	Shared

Bayer Australia Limited	Pymble, Australia	Shared

Bayer NV	Antwerp, Belgium	Shared

Bayer S.A.	San Jose, Costa Rica	Shared

Bayer S.A.	Santiago de Chile, Chile	Shared

Bayer S.A.	San Salvador, El Salvador	Shared

Bayer S.A.	Guatemala City,	Shared
Guatemala

Bayer de México, S.A. de C.V.	Mexico City, Mexico	Shared

Bayer, S.A.	Quito, Ecuador	Shared

Bayer S.p.A.	Milan, Italy	Shared

Bayer B.V.	Maastricht, Netherlands	Shared

Bayer HealthCare SAS	Loos, France	Shared

Bayer Portugal, Lda.	Carnaxide, Portugal	Shared

Bayer S.A	Montevideo, Uruguay	Shared

Bayer S.A.	Lima, Peru	Shared

Bayer S.A.	Managua, Nicaragua	Shared

Bayer Public Limited Company	Cambridge, United	Shared
Kingdom

Bayer Austria Gesellschaft m.b.H.	Vienna, Austria	Shared

Bayer (Proprietary) Limited	Isando, South Africa	Shared

Combined Financial Statements Animal Health	28
2017, 2018, 2019

3/2
Continue Scope of Combination
Company name	Registered Office	Entity Type

Bayer New Zealand Limited	Auckland, New Zealand	Shared

Bayer Hispania, S.L.	Sant Joan Despí, Spain	Shared

Bayer HealthCare LLC	Whippany, USA	Shared

Bayer Inc.	Mississauga, Canada	Shared

Bayer S.A.	Panama City, Panama	Shared

Bayer Thai Co., Ltd.	Bangkok, Thailand	Shared

Bayer A/S	Copenhagen, Denmark	Shared

Bayer S.A.	Santo Domingo, Dominican	Shared
Rep.

Bayer S.A. de C.V.	Tegucigalpa, Honduras	Shared

Bayer Taiwan Company Ltd.	Taipei, Taiwan	Shared

Bayer Korea Ltd.	Seoul, Korea	Shared

Bayer Hungária Kft.	Budapest, Hungary	Shared

Bayer Sp. z o.o.	Warsaw, Poland	Shared

Bayer (China) Limited	Shanghai, China	Shared

AO Bayer	Moscow, Russia	Shared

Bayer Healthcare Co., Ltd.	Beijing, China	Shared

Bayer S.A.	Asunción, Paraguay	Shared

Bayer Vital GmbH	Leverkusen, Germany	Shared

Bayer Pharmaceuticals Private Limited	Thane, India	Shared

Bayer Business Services GmbH	Leverkusen, Germany	Shared

Bayer S.A.S.	Lyon, France	Shared

Bayer Co. (Malaysia) Sdn Bhd	Petaling Jaya, Malaysia	Shared

Bayer S.A.	Bogotá, Colombia	Shared

Bayer Vietnam Ltd.	Biên Hòa City, Vietnam	Shared

Bayer S.A.	Sao Paulo, Brazil	Shared

Bayer U.S. LLC	Whippany, USA	Shared

Bayer East Africa Ltd.	Nairobi, Kenya	Shared

Bayer Ltd.	Kiev, Ukraine	Shared

Bayer Holding Ltd.	Tokyo, Japan	Shared

Bayer Middle East FZE	Dubai, United Arab Emirate	Shared

Bayer Intellectual Property GmbH[1]	Monheim, Germany	Shared
Dritte Bayer Real Estate VV GmbH & Co. KG	Schönefeld, Germany	Shared

Bayer West-Central Africa S.A.[2]	Abidjan, Ivory Coast	Shared
Bayer Aktiengesellschaft	Leverkusen, Germany	Shared

Bayer Pharma AG	Berlin, Germany	Shared
1 In 2019 all Animal Health assets and liabilities attributed to Bayer Intellectual Property GmbH were legally transferred to Bayer Animal Health GmbH
2 In 2019 Bayer West-Central Africa S.A. was excluded from the scope of combination for Animal Health, as the related account balances were immaterial to the Company

Combined Financial Statements Animal Health	29
2017, 2018, 2019

4.Acquisitions

On January 3, 2017, Animal Health acquired the Cydectin™ portfolio in the Un ited States from Boehringer Ingelheim Vetmedica, Inc., St. Joseph, Missouri, United States, which qualifies as a business, for a purchase price of €158 million, which the Company accounted for as an asset deal. The acquired portfolio includes the CYDECTIN Pour-On, CYDECTIN Injectable and CYDECTIN Oral Drench endectocides for cattle and sheep. The acquisition is intended to strengthen the Company’s antiparasitics portfolio in the United States. The purchase price pertained mainly to trademarks and goodwill, which is fully tax-deductible. The goodwill included expected synergies and cost savings in the selling and general administration functions, in addition to the sales synergies resulting from combined product offerings.

The effects of this transaction – as of the acquisition date – on the Animal Health’s assets and liabilities are shown in the following table.

4/1
Acquired Assets and Assumed Liabilities (Fair Values at the Respective Acquisition Dates)
€ million

Goodwill	51

Trademarks	85

Production rights	4

Inventories	18

Net assets	158

Purchase price	158

Net cash outflow for acquisitions	158

In fiscal 2017, the Cydectin™ business contributed €31 million to the sales of Animal Health. After -tax income of €5 million was recorded for the Cydectin™ business in the same period since the acquisition date.

5.Net sales

The Company’s net sales are derived primarily from product deliveries. During each of the reporting periods, the Company recognized sales to customers in each of the following markets:

			5/1
Net sales - by Geography
€ million	2017	2018	2019

Europe / Middle East / Africa	448	413	419

North America	653	631	657

Asia/Pacific	319	320	339

Latin America	156	146	157

Total	1,576	1,510	1,572

Sales of €5 million were recognized in 2019 (2018: €4 million) from performance obligations already satisfied in previous years. These sales primarily resulted from adjustments to refund liabilities for expected product returns and from rebates to be granted and pertain to customer contracts which have original terms in excess of one year.

The Company has certain sales contracts with minimum sales commitments. The unfulfilled performance obligations for these contracts are expected to be reclassified into profit and loss as follows, based on the underlying contract terms and estimated dates of delivery:

Combined Financial Statements Animal Health	30
2017, 2018, 2019

		5/2
Allocation of Transaction Price to Unfulfilled Performance Obligations
€ million[1]	Dec. 31, 2018	Dec. 31, 2019
Transaction price outstanding as of	83	90

of which to be recognized within 1 year	16	18

of which to be recognized between 1 and 2 years	16	13

of which to be recognized between 2 and 3 years	17	13

of which to be recognized between 3 and 4 years	17	13

of which to be recognized between 4 and 5 years	17	33

of which to be recognized after more than 5 years	-	-
1 Figures presented for the years ended December, 31 2018 and 2019 only, due to the transition to IFRS 15

The table above includes only contracts with original maturities of more than one year.

Contract liabilities mainly result from advance payments by customers for product deliveries and are generally recognized as sales within one year. Contract liabilities were approximately €2 million as of December 31, 2019 (2018: €2 million).

6.General administration expenses

In 2019, General administration expenses amount to €138 million (2018: €55 million, 2017: €66 million) and consist of general corporate overhead costs, employee costs, and separation costs associated with the sale to Elanco. The increase in General administration expenses during 2019 resulted primarily from separation costs related to the Elanco sale, which amounted to €71 million (2018: €0 million, 2017: €0 million). These separation costs are directly attributable to Animal Health and related to the separation from Remaining Bayer.

7.Other operating income

Other operating income is comprised of the following:

			7/1
Other Operating Income
€ million	2017	2018	2019

Gains on retirements of noncurrent assets	-	-	1

Reversal of impairment losses on receivables	1	2	1

Gains from derivatives	5	6	-

Miscellaneous operating income	5	6	3

Total	11	14	5

In 2017, Miscellaneous operating income includes gains from the Company’s long -term incentive compensation hedging activities (€1 million).

In 2018, Miscellaneous operating income was primarily comprised of a litigation settlement in Germany related to royalty licensing arrangements (€3 million) and a working capital adjustment settlement associated with the Company’s 2013 Teva acquisition (€2 million).

Combined Financial Statements Animal Health	31
2017, 2018, 2019

8.	Other operating expenses
Other operating expenses are comprised of the following:
				8/1
Other Operating Expenses
€ million		2017	2018	2019

Losses on retirements of noncurrent assets		(1)	-	(1)

Impairment losses on receivables		(4)	(2)	(2)

Losses from derivatives		(5)	(5)	(5)

Miscellaneous operating expenses		(10)	(7)	(6)

Total		(20)	(14)	(14)

In 2017, Miscellaneous operating expenses includes €2.5 million in legal expenses in the United States and €2 million related to penalties claimed by fiscal authorities in Costa Rica.

In 2018, Miscellaneous operating expenses includes €1 million in legal expenses in the United States.

In 2019, Miscellaneous operating expenses includes €2 million related to legal costs, primarily aimed at protecting the Company’s patents, and €1 million related to foreign currency hedging losses. Refer to Note 25 for additional details regarding the Company’s legal risks.

9.Personnel expenses

Personnel expenses consisted of the following:

			9/1
Personnel Expenses
€ million	2017	2018	2019

Salaries	273	248	280

Social expenses and expenses for pensions and other benefits	81	69	66

of which for defined contribution pension plans	19	18	19

of which for defined benefit and other pension plans	14	13	11

Total	354	317	346

The interest portion of personnel-related expenses – mainly for pensions and other post-employment benefits – is included within Financial result on the Combined Statements of Income.

Combined Financial Statements Animal Health	32
2017, 2018, 2019

10.    Financial result

10.1 Net interest expense

The net interest expense is comprised of the following:

			10/1
Net Interest Expense
€ million	2017	2018	2019

Expenses

Interest expense	(9)	(2)	(6)

Income

Interest income	5	1	1

Total	(4)	(1)	(5)

The interest expense and interest income included above resulted entirely from financial liabilities and financial assets, respectively. In 2019, interest expenses included €4 million interest related to income tax audits. Refer to Note 11 for further details.

10.2 Other financial income and expenses

Other financial income and expenses were comprised as follows:

			10/2
Other Financial Income and Expenses
€ million	2017	2018	2019

Expenses

Interest portion of interest-bearing provisions	(4)	(4)	(4)

Exchange loss	(4)	(2)	-

Miscellaneous financial expenses	(2)	(2)	(15)

Income

Exchange gain	-	-	-

Miscellaneous financial income	-	-	-

Total	(10)	(8)	(19)

In 2019, Miscellaneous financial expenses include €8 million in charges from Bayer AG to Bayer Animal Health GmbH for retired Bayer AG employees as a onetime payment.

Combined Financial Statements Animal Health	33
2017, 2018, 2019

11.    Income taxes

Income tax expense is comprised of the following:

			11/1
Major components of tax expense
	2017	2018	2019

	Of which	Of which	Of which
€ million	income taxes	income taxes	income taxes

Taxes paid or accrued

Current income taxes	(58)	(86)	(123)

Germany	(41)	(45)	(79)

Other countries	(17)	(41)	(44)

Deferred taxes	(28)	10	41

from temporary differences	(37)	(4)	14

from tax loss and interest carryforwards
and tax credits	9	14	27

Total	(86)	(76)	(82)

Current income taxes comprise current income tax expenses from prior years of €29 million in 2019 (2018: €7 million, 2017: €-1 million) which is mainly related to income tax audits performed for the taxable periods 2013-2015. Refer to Note 24 for additional details.

Deferred tax assets and liabilities result from the following temporary differences and tax loss carryforwards:

						11/2
Deferred Tax Assets and Liabilities
	Dec. 31. 2017		Dec. 31. 2018		Dec. 31. 2019

€ million	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities

Intangible assets	4	-	5	-	2	1

Property, plant and equipment	2	3	6	5	1	6

Financial assets	-	1	2	-	-	-

Inventories	83	27	92	28	91	23

Receivables	-	13	-	19	-	26

Other assets	1	-	-	-	-	-

Provisions for pensions and other post-employment
benefits	72	45	90	63	141	95

Other provisions	14	1	12	1	15	-

Liabilities	26	-	25	-	41	-

Tax loss and interest carryforwards	1	-	-	-	-	-

Tax credits	-	-	-	-	-	-

Total before netting	203	90	232	116	291	151

Netting	(56)	(56)	(77)	(77)	(90)	(90)

Total	147	34	155	39	201	61

Based on the separate tax return approach described in Note 1.3, for shared entities that did not constitute separate income tax payers in the reporting periods, current tax expenses and tax income were recognized in the Combined Financial Statements in the year in which they arose as non -cash contributions or withdrawals by the respective stockholders. As a result, current tax liabilities were reduced by €70 million in 2019 (2018: €70 million; 2017: €63 million).

Combined Financial Statements Animal Health	34
2017, 2018, 2019

For shared entities which are not separate income taxpayers, deferred tax assets for tax loss carryforwards of €55 million (2018: €28 million; 2017: €13 million) were derecognized as non -cash withdrawals, because the tax losses pertain to the respective shareholders.

Deferred tax assets on tax loss carryforwards at an amount of €0 million in 2019 (2018: €0 million; 2017: €1 million) were recognized for fully dedicated entities which suffered a taxable loss in the current or previous period.

In addition to the tax loss carryforwards for which deferred tax assets were recognized, the Company has tax loss carryforwards from fully dedicated entities for which utilization is not probable as of reporting date:

			11/3
Tax loss carryforwards
by expiration date[1]
€ million	Dec. 31. 2017	Dec. 31. 2018	Dec. 31. 2019

After 5 years	95	102	105

Total	95	102	105
1 The tax loss carryforwards for which no deferred assets were capitalized are related to state tax losses incurred in the United States

No deferred tax liabilities were recognized for taxable temporary differences associated with investments in subsidiaries amounting €49 million in 2019 (2018: €73 million; 2017: €56 million) as the Group is able to control the timing of the reversals and the temporary differences will not reverse in the foreseeable future.

The following table reconciles expected income tax expense using the Company’s weighted average statutory income tax rate and actual tax expense:

						11/4
Reconciliation of Expected to Actual Income Tax Expense
	Dec. 31, 2017		Dec. 31, 2018		Dec. 31, 2019

	€ million	%	€ million	%	€ million	%

Expected income tax expense[1] and expected tax rate	79	28.0%	74	25.6%	52	24.1%
Reduction in taxes due to tax-free income	(1)	(0.4)%	(1)	(0.3)%	(1)	(0.4)%

First-time recognition of previously unrecognized deferred tax
assets on tax loss and interest carryforwards	-	-	-	-	-	-

Use of tax loss and interest carryforwards on which deferred
tax assets were not previously recognized	-	-	-	-	-	-

Increase in taxes due to non-tax-deductible expenses	2	0.9%	2	0.7%	2	0.9%

New tax loss and interest carryforwards unlikely to be usable	1	0.4%	-	-	-	-

Existing tax loss and interest carryforwards on which deferred tax assets were previously recognized but which are unlikely to
be usable	-	-	-	-	-	-

Tax income (-) and expenses (+) relating to other periods	(1)	(0.3)%	3	0.9%	29 [2]	13.3%
Tax effects of changes in tax rates	8	2.7%	-	(0.1)%	1	0.3%

Other tax effects	(2)	(0.7)%	(2)	(0.7)%	(1)	(0.2)%

Actual income tax expense and effective tax rate	86	30.6%	76	26.2%	82	38.0%
1 Expected income tax expense is calculated by applying an expected weighted average tax rate to the pre-tax income of the Company. This average rate was determined on the basis of expected tax rates for the individual legal entities of the Company
2 In 2019, as a result from tax audit, prior period taxes increased actual income tax expense by €28 million

Combined Financial Statements Animal Health	35
2017, 2018, 2019

12.    Goodwill and other intangible assets

Changes in goodwill and intangible assets in the years presented were as follows:

								12/1
Changes in Intangible Assets (2019)
€ million	Acquired goodwill	Patents and tech- nologies	Trade- marks	Marketing and distrubu- tion rights	Pro- duction rights	R&D projects	Other rights and advance payments	Total

Cost of acquisition
or generation,
December 31, 2018	97	15	120	53	4	8	42	339

Acquisitions	-	-	-	-	-	-	-	-

Capital expenditures	-	-	-	3	-	1	1	5

Retirements	-	-	-	-	-	(1)	(10)	(11)

Exchange differences	2	-	2	1	-	-	1	6

December 31, 2019	99	15	122	57	4	8	34	339

Accumulated
amortization
and impairment,
December 31, 2018	-	13	50	20	4	-	27	114

Retirements	-	-	-	-	-	-	(10)	(10)

Amortization and
impairment losses	-	-	4	5	-	-	2	11

Amortization	-	-	4	5	-	-	2	11

Impairment losses	-	-	-	-	-	-	-	-

Impairment loss reversals	-	-	(7)	-	-	-	-	(7)

Exchange differences	-	-	1	1	-	-	1	3

December 31, 2019	-	13	48	26	4	-	20	111

Carrying amounts,
December 31, 2019	99	2	74	31	-	8	14	228

Carrying amounts,
December 31, 2018	97	2	70	33	-	8	15	225

Combined Financial Statements Animal Health	36
2017, 2018, 2019

								12/2
Changes in Intangible Assets (2018)
€ million	Acquired goodwill	Patents and tech- nologies	Trade- marks	Marketing and distrubu- tion rights	Pro- duction rights	R&D projects	Other rights and advance payments	Total

Cost of acquisition or generation, December 31, 2017	95	15	115	50	4	3	41	323

Acquisitions	-	-	-	-	-	-	-	-

Capital expenditures	-	-	-	-	-	5	-	5

Retirements	-	-	-	-	-	-	-	-

Exchange differences	2	-	5	3	-	-	1	11

December 31, 2018	97	15	120	53	4	8	42	339

Accumulated amortization and impairment, December 31, 2017	-	12	38	14	2	-	26	92

Retirements	-	-	-	-	-	-	-	-

Amortization and impairment losses	-	-	11	4	1	-	2	18

Amortization	-	-	5	4	1	-	2	12

Impairment losses	-	-	6	-	-	-	-	6

Impairment loss reversals	-	-	-	-	-	-	-	-

Exchange differences	-	1	1	2	1	-	(1)	4

December 31, 2018	-	13	50	20	4	-	27	114

Carrying amounts, December 31, 2018	97	2	70	33	-	8	15	225

Carrying amounts, December 31, 2017	95	3	77	36	2	3	15	231

								12/3
Changes in Intangible Assets (2017)
€ million	Acquired goodwill	Patents and tech- nologies	Trade- marks	Marketing and distrubu- tion rights	Pro- duction rights	R&D projects	Other rights and advance payments	Total

Cost of acquisition or generation, December 31, 2016	56	15	44	55	-	4	47	221

Acquisitions	51	-	85	-	4	-	-	140

Capital expenditures	-	-	-	2	-	-	1	3

Retirements	-	-	-	(2)	-	-	(2)	(4)

Transfers	-	-	-	1	-	(1)	-	-

Exchange differences	(12)	-	(14)	(6)	-	-	(5)	(37)

December 31, 2017	95	15	115	50	4	3	41	323

Accumulated amortization and impairment, December 31, 2016	-	12	27	15	-	-	26	80

Retirements	-	-	-	(2)	-	-	(1)	(3)

Amortization and impairment losses	-	-	13	4	1	-	5	23

Amortization	-	-	3	4	1	-	5	13

Impairment losses	-	-	10	-	-	-	-	10

Impairment loss reversals	-	-	-	-	-	-	-	-

Transfers	-	-	-	-	-	-	-	-

Exchange differences	-	-	(2)	(3)	1	-	(4)	(8)

December 31, 2017	-	12	38	14	2	-	26	92

Carrying amounts, December 31, 2017	95	3	77	36	2	3	15	231

Carrying amounts, December 31, 2016	56	3	17	40	-	4	21	141

Combined Financial Statements Animal Health	37
2017, 2018, 2019

As of December 31, 2019, the Company had €8 million of indefinite-lived intangible assets (2018: €8 million; 2017: €3 million). These indefinite-lived intangibles consist of research and development projects, where the Company is unable to determine the point from which the project can be expected to generate an economic benefit for the Company and hence, the economic life of these assets has not been estimated. The company tests indefinitely lived intangible assets for impairments at least annually.

All capitalized research and development costs were acquired by the Company. No development costs incurred by the Company were capitalized during the reporting periods presented.

The Company performs impairment tests on goodwill at least annually. A cash generating unit reflects the lowest level on which goodwill is monitored for internal management purposes. The company performs the annual impairment test of goodwill at the CGU level. The company identified only one CGU during each of the reporting periods presented. The Company did not identify any impairment to goodwill during the reporting periods presented.

During 2019, the Company recognized impairment loss reversals of €7 million, of which €6 million pertained to the Company’s Cydectin™ brand portfolio, which is recorded in Selling expenses. In 2018, the Company recognized impairment losses on other intangible assets in the amount of €6 million related to the Company’s Cydectin™ brand portfolio acquired in 2017. The impairment occurred in 2018 and resulted from lower expected revenues from the Cydectin™ brand portfolio due to diminished overall market conditions. The Company measured the impairment based on the recoverable amount of the related intangibles, which was determined by the fair value less costs of disposal. Refer to Note 1.3 for further details regarding the Company’s impairment testing approach for goodwill and other intangible assets.

The impairment loss of €6 million for Cydectin™ was reversed in 2019 due primarily to a decrease in the weighted average cost of capital that was utilized for determining the recoverable amount of the intangible asset, in addition to an improvement in expected margins . In line with previous years the recoverable amount was determined by the fair value less costs of disposal method, resulting in a recoverable amount of €93 million.

During 2017, impairment losses on other intangible assets were recognized in the amount of €10 million, primarily related to the impairment of the Company’s TEVA OTV brand in the amount of €7 million. The Company previously distributed the TEVA OTV brand exclusively through a chain of retail outlets in the United States. The Company discontinued these sales in 2017, resulting in the impairment charge.

Combined Financial Statements Animal Health	38
2017, 2018, 2019

13.    Property, plant and equipment

Changes in Property, plant and equipment during the years presented were as follows:

					13/1
Changes in Property, Plant and Equipment (2019)
€ million	Land and buildings	Plant installations and machinery	Furniture, fixtures and other equipment	Construction in progress and advance payments	Total

Cost of acquisition or construction,
December 31, 2018	230	215	52	50	547

Adjustments on adoption of IFRS 16	10	-	3	-	13

January 1, 2019	240	215	55	50	560

Capital expenditures	8	8	7	61	84

Retirements	(3)	(13)	(6)	-	(22)

Transfers	5	11	1	(17)	-

Exchange differences	1	2	1	1	5

December 31, 2019	251	223	58	95	627

Accumulated depreciation
and impairment losses,
December 31, 2018	153	147	36	-	336

Retirements	(3)	(12)	(4)	-	(19)

Depreciation and impairment losses	9	13	7	-	29

Exchange differences	-	1	-	-	1

December 31, 2019	159	149	39	-	347

Carrying amounts, December 31, 2019	92	74	19	95	280

Carrying amounts, December 31, 2018	77	68	16	50	211

					13/2
Changes in Property, Plant and Equipment (2018)
€ million	Land and buildings	Plant installations and machinery	Furniture, fixtures and other equipment	Construction in progress and advance payments	Total

Cost of acquisition or construction,
December 31, 2017	222	202	52	29	505

Capital expenditures	2	3	5	36	46

Retirements	(2)	(3)	(5)	-	(10)

Transfers	4	10	1	(15)	-

Exchange differences	4	3	(1)	-	6

December 31, 2018	230	215	52	50	547

Accumulated depreciation
and impairment,
December 31, 2017	145	137	36	-	318

Retirements	(1)	(3)	(4)	-	(8)

Depreciation and impairment losses	6	12	5	-	23

Exchange differences	3	1	(1)	-	3

December 31, 2018	153	147	36	-	336

Carrying amounts, December 31, 2018	77	68	16	50	211

Carrying amounts, December 31, 2017	77	65	16	29	187

Combined Financial Statements Animal Health	39
2017, 2018, 2019

					13/3
Changes in Property, Plant and Equipment (2017)
		Plant	Furniture,	Construction
		installations	fixtures and	in progress
	Land and	and	other	and advance
€ million	buildings	machinery	equipment	payments	Total

Cost of acquisition or construction,
December 31, 2016	238	208	52	26	524

Capital expenditures	7	6	7	23	43

Retirements	(10)	(11)	(6)	-	(27)

Transfers	5	11	2	(18)	-

Transfer of assets to Remaining Bayer	(3)	-	-	-	(3)

Exchange differences	(15)	(12)	(3)	(2)	(32)

December 31, 2017	222	202	52	29	505

Accumulated depreciation
and impairment,
Accumulated depreciation and impairment December 31, 2016	156	145	37	-	338

Retirements	(9)	(10)	(4)	-	(23)

Depreciation and impairment losses	7	11	5	-	23

Exchange differences	(9)	(9)	(2)	-	(20)

December 31, 2017	145	137	36	-	318

Carrying amounts, December 31, 2017	77	65	16	29	187

Carrying amounts, December 31, 2016	82	63	15	26	186
Impairment losses on Property, plant and equipment were immaterial during each of the years presented. Property, plant and equipment also includes leased assets. Refer to Note 27 for further information.

14.    Other financial assets

Other financial assets are comprised of the following:

						14/1
Other Financial Assets
	Dec. 31, 2017		Dec. 31, 2018		Dec. 31, 2019

		Of which		Of which		Of which
€ million	Total	current	Total	current	Total	current

LaR[1]	923	921	-	-	-	-

AfS[1]	2	-	-	-	-	-

of which equity instruments	2	-	-	-	-	-

AC2	-	-	1,040	1,029	221	219
FVTOCI[2]	-	-	1	-	-	-
of which equity instruments (no
recycling)	-	-	1	-	-	-

Receivables from derivatives	8	7	1	1	2	1

Total	933	928	1,042	1,030	223	220
1 Measurement category in accordance with IAS 39; applicable until December 31, 2017
LaR: loans and receivables; at amortized cost
AfS: Available for sale; at fair value through Other comprehensive income
2 Measurement category in accordance with IFRS 9; applicable as of January 1, 2018 AC: at amortized cost
FVTOCI: At fair value through other comprehensive income

The AC category (2017 LaR category) includes receivables due from Remaining Bayer relating to short - term deposits and the Company’s cash pooling arrangement (refer to Note 28). Refer to Note 23.3 for further information on the accounting for receivables from derivatives.

Combined Financial Statements Animal Health	40
2017, 2018, 2019

15.    Inventories

Inventories are comprised of each of the following:

			15/1
Inventories
€ million	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2019

Raw materials and supplies	89	89	105

Work in process, finished goods and goods purchased for resale	170	192	215

Total	259	281	320

Impairment losses recognized on inventories were reflected in the Cost of goods sold. They were comprised as follows:

			15/2
Impairments of Inventories
€ million	2017	2018	2019

Accumulated impairment losses, January 1	(11)	(11)	(8)

Impairment losses in the reporting period	(8)	(6)	(3)

Impairment loss reversals or utilization	7	9	3

Exchange differences	1	-	-

Accumulated impairment losses, December 31	(11)	(8)	(8)

The cost of goods sold included acquisition and production costs of inventories amounting to €404 million (2018: €403 million, 2017: €391 million).

16.    Trade accounts receivable

Trade accounts receivable are presented net of impairment losses. Animal Health’s Trade accounts receivable had the following geographic concentrations:

			16/1
Trade Accounts Receivable
€ million	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2019

Europe / Middle East / Africa	65	64	69

North America	39	45	69

Asia / Pacific	54	52	59

Latin America	28	30	34

Trade accounts receivable (before impairments)	186	191	231

Accumulated impairment losses	(5)	(7)	(7)

Carrying amount, December 31	181	184	224

Trade receivables principally comprise amounts outstanding from veterinary service providers and distribution channels. The Company is exposed to credit risk on its trade receivables, with the book value of its trade receivables representing the maximum credit risk. The Company does not have any significant concentrations of credit risk, with exposure spread over a large number of counterparties and customers. The unimpaired receivables were deemed to be collectible on the basis of established credit management processes and individual assessments of customer risks. Recognized impairment losses included an appropriate allowance for the default risk as of the end of the reporting period. The Company writes-off trade receivables based on specific facts and circumstances, including days past due and customer insolvency.

Combined Financial Statements Animal Health	41
2017, 2018, 2019

Credit losses on trade accounts receivable were as follows:

16/2
Trade Accounts Receivable – Gross Carrying Amounts[1]
	Trade
	accounts
	receivable for
	which lifetime	Trade
	expected	accounts
	credit losses	receivable
	are calculated	that are
	(collectively	credit-
€ million	assessed)	impaired	Total

Gross carrying amounts as of January 1, 2018	186	(5)	181

Changes resulting from trade accounts receivables recognized, derecognized
or written-off in the reporting period	6	1	7

Transfer to credit-impaired trade accounts receivable	-	(3)	(3)

Other changes:

From exchange differences	(1)	-	(1)

Gross carrying amounts as of December 31, 2018	191	(7)	184

Changes resulting from trade accounts receivables recognized, derecognized
or written-off in the reporting period	36	-	36

Transfer to credit-impaired trade accounts receivable	-	-	-

Other changes:
From exchange differences	4	-	4

Gross carrying amounts as of December 31, 2019	231	(7)	224
1 Figures excluded for 2017. Refer to Note 2 for the effects related to the adoption of new financial reporting standards.

		16/3
Trade Accounts Receivable - Loss Allowances
€ million	2018	2019

Loss allowances as of January 1	(5)	(7)

Changes resulting from loss allowances newly recognized or derecognized in the reporting period and
additions/reductions to existing loss allowances	1	-

Changes due to write-offs	-	-

Transfer to loss allowances for credit-impaired trade accounts receivable	(3)	-

Other changes:

From exchange differences	-	-

Loss allowances as of December 31	(7)	(7)

16/4
Impairments of Trade Accounts Receivable
€ million	2017

Accumulated impairment losses, January 1	(4)

Divestments / changes in scope of consolidation	0

Impairment losses in the reporting period	(3)

Impairment loss reversals or utilization	2

Exchange differences	0

Accumulated impairment losses, December 31	(5)

Combined Financial Statements Animal Health	42
2017, 2018, 2019

							16/5
Impaired and Past-Due Trade Accounts Receivable
		Of which neither impaired nor past due at the closing date				Of which unimpaired but past due at the closing date	Of which impaired at the closing date

			up to 3	3 – 6	6 – 12 more than
Carrying amount	€ million		months	months	months	12 months

December 31, 2019	224	202	20	2	-	-	7

December 31, 2018	184	172	11	1	-	-	7

December 31, 2017	181	166	12	2	1	-	5

As a part of Bayer Group, the Company participates in a global credit insurance program to insure trade accounts receivable against certain catastrophic losses. The Company did not include any expected recoveries under this program when estimating the accounts receivable loss allowances. The maximum annual compensation payment amount for Bayer Group under the program is €150 million (2018: €150 million; 2017: €150 million).

The unimpaired receivables were deemed to be collectible on the basis of established credit management processes and individual assessments of customer risks.

17.    Other receivables

Other receivables were comprised as follows:

						17/1
Other Receivables
	Dec. 31, 2017		Dec. 31, 2018		Dec. 31, 2019

		Of which		Of which		Of which
€ million	Total	current	Total	current	Total	current

Other tax receivables	8	8	6	6	10	10

Deferred charges	9	5	6	5	5	4

Net defined benefit asset	-	-	-	-	2	-

Receivables from employees	1	1	1	1	1	1

Miscellaneous receivables	11	10	11	9	15	12

Total	29	24	24	21	33	27

Miscellaneous receivables includes amounts due from VAT receivables of €4 million (2018: €1 million; 2017: €1 million), sales based royalties of €2 million (2018: €2 million; 2017: €2 million), and production reimbursements of €1 million (2018: €1 million; 2017: €1 million). Additionally, in 2019, the Company had a €3 million receivable related to advance payments for services. In 2018, the Company had a €1 million receivable from the sale of certain distribution rights in the United States. In 2017, the Company had a €2 million receivable related to an unpaid favorable legal settlement, which the Company received in 2018.

Combined Financial Statements Animal Health	43
2017, 2018, 2019

18.    Equity

Equity consists of Invested equity attributable to Bayer Group and Other components of equity.

Invested equity attributable to Bayer Group

The Invested equity attributable to Bayer Group represents Bayer AG’s historical investment in Animal Health, the net effect of transactions with and allocations from Bayer Group, and Animal Health’s accumulated earnings.

Changes in invested equity result from withdrawals and contributions from Bayer AG in addition to Income after income taxes and Other comprehensive income. Invested equity includes all re-measurements of the net defined benefit liability for pension and other post -employment benefits that are recognized outside of Income after income taxes.

Contributions and withdrawals are mainly comprised of changes in the net assets of shared entities, tax receivables, tax liabilities, and deferred tax assets on loss carryforwards of shared entities of Animal Health, which do not constitute separate tax subjects in the reporting periods, transactions with Bayer Group, and allocated costs from Bayer Group.

During 2019, Bayer Animal Health GmbH paid a €1,075 million dividend to Bayer AG. Refer to Note 28 for details regarding this transaction, in addition to other transactions between Bayer Group and Animal Health.

Other components of equity

The Other components of equity is comprised of foreign exchange differences and changes in fair values of cash flow hedges.

Combined Financial Statements Animal Health	44
2017, 2018, 2019

19.Provisions for pensions and other post-employment benefits

Remaining Bayer sponsors several defined benefit plans, of which employees attributed to Animal Health are participants. The Company established provisions for the defined benefit obligations attributed to Animal Health employees, as follows:

									19/1
Net Defined Benefit Liability Reflected in the Statement of Financial Position
	Pensions			Pensions Other post-employment benefits					Total

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
€ million	2017	2018	2019	2017	2018	2019	2017	2018	2019

Provisions for pensions and
other post-employment
benefits (net liability)	152	176	230	3	2	3	155	178	233

of which Germany	141	166	220	-	-	-	141	166	220

of which other countries	11	10	10	3	2	3	14	12	13

Net defined benefit asset	-	-	-	-	-	2	-	-	2

Net defined benefit liability	152	176	230	3	2	1	155	178	231

Defined benefit expenses attributed to Animal Health consisted of the following:

												19/2
Expenses for Defined Benefit Plans
										Other post-employment
								Pension plans			benefit plans

	Germany			Other countries					Total	Other countries

€ million	2017	2018	2019	2017	2018	2019	2017	2018	2019	2017	2018	2019

Current service cost	10	9	10	2	2	3	12	11	13	1	-	-

Past service cost	2	2	-	-	-	-	2	2	-	-	-	-

of which plan
curtailments	-	-	-	-	-	-	-	-	-	-	-	-

Plan settlements	-	-	-	(1)	-	-	(1)	-	-	-	-	-

Plan administration cost
paid out of plan assets	-	-	-	-	-	-	-	-	-	-	-	-

Net interest	3	3	3	1	1	1	4	4	4	-	1	-

Total	15	14	13	2	3	4	17	17	17	1	1	-

Defined benefit obligation remeasurement adjustments recorded within Other comprehensive income amounted to €-50 million (2018: €-18 million; 2017: €16 million). Substantially all of these adjustments recorded to Other comprehensive income pertained to pension obligations.

Combined Financial Statements Animal Health	45
2017, 2018, 2019

Movements in the defined benefit liability consisted on the following:

			19/3
Changes in Net Defined Benefit Liability (2019)
€ million	Defined benefit obligation	Fair value of plan assets	Net defined benefit liability

Germany

January 1, 2019	(321)	155	(166)

Acquisitions	-	-	-

Employee transfer	7	(4)	3

Current service cost	(10)	-	(10)

Past service cost	-	-	-

Net interest	(6)	3	(3)

Net actuarial gain / (loss)	(59)	-	(59)

of which due to changes in financial parameters	(60)	-	(60)

of which due to changes in demographic parameters	-	-	-

of which due to experience adjustments	1	-	1

Return on plan assets excluding amounts recognized as interest income	-	7	7

Employer contributions	-	5	5

Employee contributions	(1)	1	-

Payments due to plan settlements	-	-	-

Benefits paid out of plan assets	2	(2)	-

Benefits paid by the company	3	-	3

Plan administration cost paid from plan assets	-	-	-

Reclassification to current assets / liabilities held for sale	-	-	-

December 31, 2019	(385)	165	(220)

Other countries

January 1, 2019	(35)	23	(12)

Acquisitions	-	-	-

Employee transfer	3	(2)	1

Current service cost	(3)	-	(3)

Past service cost	-	-	-

Gains / (losses) from plan settlements	-	-	-

Net interest	(2)	1	(1)

Net actuarial gain / (loss)	(1)	-	(1)

of which due to changes in financial parameters	(4)	-	(4)

of which due to changes in demographic parameters	3	-	3

of which due to experience adjustments	-	-	-

Return on plan assets excluding amounts recognized as interest income	-	2	2

Employer contributions	-	-	-

Employee contributions	-	-	-

Payments due to plan settlements	-	-	-

Benefits paid out of plan assets	-	-	-

Benefits paid by the company	3	-	3

Plan administration costs paid out of plan assets	-	-	-

Reclassification to current assets / liabilities held for sale	-	-	-

Exchange differences	(1)	1	-

December 31, 2019	(36)	25	(11)

of which other post-employment benefits	(11)	9	(2)

Total, December 31, 2019	(421)	190	(231)

Combined Financial Statements Animal Health	46
2017, 2018, 2019

			19/4
Changes in Net Defined Benefit Liability (2018)
€ million	Defined benefit obligation	Fair value of plan assets	Net defined benefit liability

Germany

January 1, 2018	(295)	154	(141)

Acquisitions	-	-	-

Employee transfer	3	(2)	1

Current service cost	(9)	-	(9)

Past service cost	(2)	-	(2)

Net interest	(6)	3	(3)

Net actuarial gain / (loss)	(14)	-	(14)

of which due to changes in financial parameters	(10)	-	(10)

of which due to changes in demographic parameters	(4)	-	(4)

of which due to experience adjustments	-	-	-

Return on plan assets excluding amounts recognized as interest income	-	(5)	(5)

Employer contributions	-	5	5

Employee contributions	(1)	1	-

Payments due to plan settlements	-	-	-

Benefits paid out of plan assets	1	(1)	-

Benefits paid by the company	2	-	2

Plan administration cost paid from plan assets	-	-	-

Reclassification to current assets / liabilities held for sale	-	-	-

December 31, 2018	(321)	155	(166)

Other countries

January 1, 2018	(39)	25	(14)

Acquisitions	-	-	-

Employee transfer	2	(1)	1

Current service cost	(2)	-	(2)

Past service cost	-	-	-

Gains / (losses) from plan settlements	-	-	-

Net interest	(2)	-	(2)

Net actuarial gain / (loss)	4	-	4

of which due to changes in financial parameters	4	-	4

of which due to changes in demographic parameters	-	-	-

of which due to experience adjustments	-	-	-

Return on plan assets excluding amounts recognized as interest income	-	(2)	(2)

Employer contributions	-	-	-

Employee contributions	-	-	-

Payments due to plan settlements	-	-	-

Benefits paid out of plan assets	-	-	-

Benefits paid by the company	3	-	3

Plan administration costs paid out of plan assets	-	-	-

Reclassification to current assets / liabilities held for sale	-	-	-

Exchange differences	(1)	1	-

December 31, 2018	(35)	23	(12)

of which other post-employment benefits	(11)	9	(2)

Total, December 31, 2018	(356)	178	(178)

Combined Financial Statements Animal Health	47
2017, 2018, 2019

			19/5
Changes in Net Defined Benefit Liability (2017)
€ million	Defined benefit obligation	Fair value of plan assets	Net defined benefit liability

Germany

January 1, 2017	(283)	136	(147)

Acquisitions	-	-	-

Employee Transfers	(7)	4	(3)

Current service cost	(10)	-	(10)

Past service cost	(2)	-	(2)

Net interest	(6)	3	(3)

Net actuarial gain / (loss)	11	-	11

of which due to changes in financial parameters	7	-	7

of which due to changes in demographic parameters	-	-	-

of which due to experience adjustments	4	-	4

Return on plan assets excluding amounts recognized as interest income	-	6	6

Employer contributions	-	5	5

Employee contributions	(1)	1	-

Payments due to plan settlements	-	-	-

Benefits paid out of plan assets	1	(1)	-

Benefits paid by the company	2	-	2

Plan administration cost paid from plan assets	-	-	-

Reclassification to current assets / liabilities held for sale	-	-	-

December 31, 2017	(295)	154	(141)

Other countries

January 1, 2017	(42)	27	(15)

Acquisitions	-	-	-

Employee transfer	3	(2)	1

Current service cost	(2)	-	(2)

Past service cost	-	-	-

Gains / (losses) from plan settlements	1	-	1

Net interest	(2)	1	(1)

Net actuarial gain / (loss)	(1)	-	(1)

of which due to changes in financial parameters	(1)	-	(1)

of which due to changes in demographic parameters	-	-	-

of which due to experience adjustments	-	-	-

Return on plan assets excluding amounts recognized as interest income	-	-	-

Employer contributions	-	-	-

Employee contributions	-	-	-

Payments due to plan settlements	-	-	-

Benefits paid out of plan assets	-	-	-

Benefits paid by the company	2	-	2

Plan administration costs paid out of plan assets	-	-	-

Reclassification to current assets / liabilities held for sale	-	-	-

Exchange differences	2	(1)	1

December 31, 2017	(39)	25	(14)

of which other post-employment benefits	(11)	8	(3)

Total, December 31, 2017	(334)	179	(155)

Within the tables above the line item “Employee transfers“ contains the obligations and assets from employees who transferred from Animal Health to Remaining Bayer (or vice versa), including employees that retired or left the business during the period.

Combined Financial Statements Animal Health	48
2017, 2018, 2019

Germany accounts for approximately 92% (2018: 90%; 2017: 88%) of the defined benefit obligations. In Germany, current employees accounted for 60% (2018: 67%; 2017: 72%) of the benefit obligations, while retirees or their surviving dependents account for approximately 31% (2018: 26%; 2017: 22%). Former employees with vested pension rights accounted for the remaining 8% (2018: 7%; 2017: 6%) of the defined benefit obligations in Germany.

The actual return on the assets of defined benefit plans for pensions or other post -employment benefits amounted to €13 million (2018: €-4 million; 2017: €10 million).

The following table shows the defined benefit obligations for pensions and other post -employment benefits along with the funded status of the funded obligations.

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Defined Benefit Obligation and Funded Status
	Pension obligation			Other post-employment benefit obligation			Total

€ million	2017	2018	2019	2017	2018	2019	2017	2018	2019

Defined benefit obligation	322	345	410	11	11	11	334	356	421

of which unfunded	10	9	8	3	2	3	14	11	11

of which funded	312	336	402	8	9	8	320	345	410

Funded status of funded
obligations

Overfunding	-	-	-	-	-	2	-	-	2

Underfunding	142	167	230	1	-	3	143	167	233

Pension and other post-employment benefit obligations

Animal Health employees receive retirement benefits through defined benefit plans, either directly or by contributions paid to privately or publicly administered funds. The benefits vary depending on the legal, fiscal and economic conditions of each country. The obligations relate both to existing retirees’ pensions and to pension entitlements of future retirees.

Funded pension plans exist for employees in various countries. The most appropriate investment strategy is determined for each defined benefit pension plan based on the risk structure of the obligations (especially demographics, the current funded status, the structure of the expected future cash flows, interest sensitivity, biometric risks, etc.), the regulatory environment and the existing level of risk tolerance or risk capacity.

Bayer-Pensionskasse VVaG (Bayer-Pensionskasse), Leverkusen, Germany, is the most significant of the pension plans. It has been closed to new members since 2005. This legally independent fund is regarded as a life insurance company and therefore is subject to the German Insurance Supervision Act. The benefit obligations covered by Bayer-Pensionskasse comprise retirement, surviving dependents’ and disability pensions. It constitutes a multi-employer plan, to which the active members and their employers contribute. The company contribution is a certain percentage of the employee contribution. This percentage is the same for all participating employers in the plan, including those outside the Bayer Group and Animal Health, and is set by agreement between the plan’s executive committee and its supervisory board, acting on a proposal from the responsible actuary. Bayer Group has historically had the ability to adjust the company contribution percentage after agreeing with the plan’s executive committee and its supervisory board, acting on a proposal from the responsible actuary. The plan’s liability is governed by Section 1, Paragraph 1, Sentence 3 of the German Law on the Improvement of Occupational Pensions. This means that if the pension plan exercises its right under the articles of association to reduce benefits, each participating employer has to make up the resulting difference. Bayer Group and Animal Health are not liable for the obligations of participating employers outside the Bayer Group, even if they cease to participate in the plan.

Combined Financial Statements Animal Health	49
2017, 2018, 2019

Pension entitlements for employees who joined Animal Health in Germany in 2005 or later are granted via Rheinische Pensionskasse VVaG, Leverkusen. Future pension payments from this plan are based on contributions and the return on plan assets; a guaranteed interest rate applies.

Another important pension provision vehicle is Bayer Pension Trust e. V. (BPT). This covers further retirement provision arrangements, such as deferred compensation and component s of other direct commitments.

The defined benefit pension plans in the United States are frozen, and no significant new entitlements can be earned under these plans. The assets of all the U.S. pension plans are held within master trusts for reasons of efficiency. The applicable regulatory framework is based on the Employee Retirement Income Security Act (ERISA), which includes a statutory 80% minimum funding requirement to avoid benefit restrictions. The actuarial risks, such as investment risk, interest-rate risk and longevity risk, remain with the company.

The other post-employment benefit obligations outside Germany mainly comprised health care benefit payments for retirees in the United States.

The fair value of the plan assets to cover pension and other post-employment benefit obligations was as follows:

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Fair Value of Plan Assets as of December 31
				Pension obligations			Other post-employment obligations

	Germany				Other countries			Other countries

€ million	2017	2018	2019	2017	2018	2019	2017	2018	2019

Plan assets based on quoted prices in active markets

Real estate and special real
estate funds	-	-	-	-	-	-	-	-	-

Equities and equity funds	38	23	35	6	5	4	3	3	2

Callable debt instruments	-	-	-	2	2	-	-	-	-

Noncallable debt instruments	-	-	-	3	3	7	3	3	6

Bond funds	40	51	56	3	2	3	2	2	-

Derivatives	-	-	-	-	-	-	-	-	-

Cash and cash equivalents	3	10	7	-	-	-	-	-	-

Other	-	-	-	-	-	-	-	-	1

	81	84	98	14	12	14	8	8	9

Plan assets for which quoted prices in active markets are not available

Real estate and special real
estate funds	10	10	10	-	-	-	-	-	-

Equities and equity funds	2	2	3	-	-	-	-	-	-

Callable debt instruments	30	28	25	-	-	-	-	-	-

Noncallable debt instruments	29	29	28	-	-	-	-	-	-

Bond funds	-	-	-	-	-	-	-	-	-

Derivatives	-	-	-	-	-	-	-	-	-

Cash and cash equivalents	-	-	-	-	-	-	-	-	-

Other	2	2	1	2	2	2	1	1	-

	73	71	67	2	2	2	1	1	-

Total plan assets	154	155	165	16	14	16	9	9	9

The fair value of plan assets in Germany included Bayer AG shares and bonds held through investment funds, recognized at their fair values of €1 million (2018: €0 million; 2017: €1 million). Other plan assets comprised mortgage loans granted, other receivables and qualified insurance policies.

Combined Financial Statements Animal Health	50
2017, 2018, 2019

Risks

The risks from defined benefit plans arise partly from the defined benefit obligations and partly from the investment in plan assets. These risks include the possibility that additional contributions will have to be made to plan assets in order to meet current and future pension obligations, and negative effects on provisions and equity.

Demographic / biometric risks

Since a large proportion of the defined benefit obligations comprises lifelong pensions or surviving dependents’ pensions, longer claim periods or earlier claims may result in higher benefit obligations, higher benefit expense and / or higher pension payments than previously anticipated.

Investment risks

If the actual return on plan assets were below the return anticipated on the basis of the discount rate, the net defined benefit liability would increase, assuming there were no changes in other parameters. This could happen as a result of a drop in share prices, increases in market rates of interest, default of individual debtors or the purchase of low-risk but low-interest bonds, for example.

Interest-rate risk

A decline in capital market interest rates, especially for high-quality corporate bonds, would increase the defined benefit obligation. This effect would be at least partially offset by the ensuing increase in the market values of the debt instruments held.

Measurement parameters and their sensitivities

The following weighted parameters were used to measure the obligations for pensions and other post - employment benefits as of December 31 of the respective year:

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Parameters for Benefit Obligations
			Germany		Other countries				Total

%	2017	2018	2019	2017	2018	2019	2017	2018	2019

Pension obligations

Discount rate	2.20	2.00	1.10	3.07	3.48	2.56	2.26	2.09	1.18

Projected future salary
increases	2.75	2.75	2.50	2.75	2.60	2.42	2.75	2.75	2.50

Projected future benefit
increases	1.70	1.60	1.40	3.15	3.02	2.96	1.73	1.62	1.43

Other post-employment
benefit obligations

Discount rate				3.70	4.30	3.40	3.70	4.30	3.40

In Germany the Heubeck RT 2018 G mortality tables were used, in the United States the MP-2019 Mortality Tables, and in the United Kingdom 95% of S1NXA.

In Germany, the RT 2005 G tables had been used for financial year 2017. In 2018, the Company switched to the new RT 2018 G tables, as we believe that the resulting measurement reflects the economic impact on the respective closing date more accurately than measurement based on the RT 2005 G tables. If we had not switched to the RT 2018 G tables, provisions would have been €4 million lower for Animal Health as of December 31, 2018.

Combined Financial Statements Animal Health	51
2017, 2018, 2019

The following weighted parameters were used to measure the expense for pension and other post - employment benefits in the respective year:

									19/9
Parameters for Benefit Expense
	Germany				Other countries				Total

%	2017	2018	2019	2017	2018	2019	2017	2018	2019

Pension obligations

Discount rate	2.00	2.20	2.00	3.33	3.05	3.48	2.10	2.26	2.09

Projected future salary
increases	2.75	2.75	2.75	2.76	2.75	2.60	2.75	2.75	2.75

Projected future benefit
increases	1.50	1.70	1.60	3.13	3.15	3.02	1.53	1.73	1.62

Other post-employment
benefit obligations

Discount rate				4.00	3.70	4.30	4.00	3.70	4.30

The parameter sensitivities were computed by expert actuaries based on a detailed evaluation similar to that performed to obtain the data presented in Table Changes in Net Defined Benefit Liability. Altering individual parameters by 0.5 percentage points (mortality by 10% per beneficiary) while leaving the other parameters unchanged would have impacted pension and other post -employment benefit obligations as of year-end 2019 as follows:

						19/10
Sensitivity of Benefit Obligations (2019)
		Germany	Other countries			Total

€ million	Increase	Decrease	Increase	Decrease	Increase	Decrease

Pension obligations

0.5%-pt. change in discount rate	(39)	46	(2)	2	(41)	48

0.5%-pt. change in projected future
salary increases	3	(3)	-	-	3	(3)

0.5%-pt. change in projected future
benefit increases	20	(18)	-	-	20	(18)

10% change in mortality	(11)	13	-	-	(11)	13

Other post-employment benefit obligations

0.5%-pt. change in discount rate	-	-	(1)	1	(1)	1

10% change in mortality	-	-	-	-	-	-

						19/11
Sensitivity of Benefit Obligations (2018)
		Germany	Other countries			Total

€ million	Increase	Decrease	Increase	Decrease	Increase	Decrease

Pension obligations

0.5%-pt. change in discount rate	(31)	36	(1)	1	(32)	37

0.5%-pt. change in projected future
salary increases	2	(2)	-	-	2	(2)

0.5%-pt. change in projected future
benefit increases	17	(15)	-	-	17	(15)

10% change in mortality	(9)	10	-	-	(9)	10

Other post-employment benefit obligations

0.5%-pt. change in discount rate	-	-	(1)	1	(1)	1

10% change in mortality	-	-	-	-	-	-

Combined Financial Statements Animal Health	52
2017, 2018, 2019

						19/12
Sensitivity of Benefit Obligations (2017)
		Germany	Other countries			Total

€ million	Increase	Decrease	Increase	Decrease	Increase	Decrease

Pension obligations

0.5%-pt. change in discount rate	(29)	34	(2)	1	(31)	35

0.5%-pt. change in projected future
salary increases	3	(3)	-	-	3	(3)

0.5%-pt. change in projected future
benefit increases	16	(14)	-	-	16	(14)

10% change in mortality	(8)	9	-	-	(8)	9

Other post-employment benefit obligations

0.5%-pt. change in discount rate	-	-	(1)	1	(1)	1

10% change in mortality	-	-	-	-	-	-

Provisions are also established for the obligations, mainly of U.S. subsidiaries, to provide post - employment benefits in the form of health care cost payments for retirees. The valuation of health care costs was based on the assumption that they will increase at a rate of 7% (2018: 6.3%; 2017: 6.5%), which should gradually decline to 5.0% by 2028 (assumption in 2018: gradually decline to 5.0% by 2023; assumption in 2017: gradually decline to 5.0% by 2023). The following table shows the impact on other post-employment benefit obligations and total benefit expense of a one -percentage-point change in the assumed cost increase rates:

						19/13
Sensitivity to Health Care Cost Increases
	Increase of one percentage point			Decrease of one percentage point

€ million	2017	2018	2019	2017	2018	2019

Impact on other post-employment benefit obligations	1	1	1	(1)	(1)	(1)

Impact on benefit expense	-	-	-	-	-	-

Payments made and expected future payments

The following payments or asset contributions correspond to the employer contributions made or expected to be made to funded benefit plans:

								19/14
Employer Contributions Paid or Expected
				Germany			Other countries

				2020				2020
€ million	2017	2018	2019	expected	2017	2018	2019	expected

Pension obligations	5	5	5	5	-	-	-	-

Other post-employment
benefit obligations	-	-	-	-	-	-	-	-

Total	5	5	5	5	-	-	-	-

Combined Financial Statements Animal Health	53
2017, 2018, 2019

Pensions and other post-employment benefits payable in the future from funded and unfunded plans are estimated as follows:

								19/15
Future Benefit Payments
	Payments out of plan assets				Payments by the company

			Other post-				Other post-
			employment				employment
		Pensions	benefits			Pensions	benefits

		Other	Other			Other	Other
€ million	Germany	countries	countries	Total	Germany	countries	countries	Total

2020	2	-	-	2	3	-	-	3

2021	3	-	-	3	3	-	-	3

2022	3	-	-	3	4	-	-	4

2023	3	-	-	3	4	-	-	4

2024	3	-	-	3	4	-	-	4

2025-2029	22	3	1	26	26	3	1	30

The weighted average term of the pension obligations is 23 years (2018: 20 years; 2017: 20 years) in Germany and 17 years (2018: 16 years; 2017: 16 years) in other countries. The weighted average term of the obligations for other post-employment benefits in other countries is 15 years (2018: 15 years; 2017: 15 years).

20.    Other provisions

Changes in other provisions consist of the following:

							20/1
Changes in Other Provisions
€ million	Other Taxes	Restruc-turing	Trade-related commit-ments	Litigations	Personnel commit-ments	Miscella-neous	Total

December 31, 2018	1	5	1	3	73	6	89

Additions	6	1	3	-	80	23	113

Utilization	(6)	(3)	(1)	-	(66)	(4)	(80)

Reversal	(1)	-	-	(2)	(8)	(4)	(15)

Exchange differences	1	-	-	-	1	-	2

December 31, 2019	1	3	3	1	80	21	109

of which current	-	3	3	-	61	19	86

						-

Combined Financial Statements Animal Health	54
2017, 2018, 2019

Changes in other provisions in 2018 consist of the following:

							20/2
Changes in Other Provisions
€ million	Other Taxes	Restruc-turing	Trade-related commitments	Litigations	Personnel commitments	Miscella-neous	Total

December 31, 2017	-	5	45	4	74	8	136

Reclassification to
refund liabilities	-	-	(44)	-	-	-	(44)

Additions	2	4	1	2	78	7	94

Utilization	-	(3)	(1)	(1)	(67)	(5)	(77)

Reversal	(1)	-	-	(2)	(11)	(6)	(20)

Exchange differences	-	(1)	-	-	(1)	2	-

December 31, 2018	1	5	1	3	73	6	89

of which current	-	2	1	-	58	4	65

Changes in other provisions in 2017 consist of the following:

							20/3
Changes in Other Provisions
€ million	Other Taxes	Restruc-turing	Trade-related commit-ments	Litigations	Personnel commit-ments	Miscella-neous	Total

December 31, 2016	-	5	41	1	77	9	133

Additions	-	7	138	4	81	14	244

Utilization	-	(3)	(122)	-	(71)	(7)	(203)

Reversal	-	(4)	(10)	-	(9)	(6)	(29)

Exchange differences	-	-	(2)	(1)	(4)	(2)	(9)

December 31, 2017	-	5	45	4	74	8	136

of which current	-	3	45	-	57	8	113

Restructuring

Provisions for restructuring included €3 million (2018: €4 million; 2017: €4 million) for severance payments and €0 million (2018: €1 million; 2017: €1 million) for other restructuring expenses, which mainly comprised of costs related to the closure of research and production facilities.

Personnel commitments

Retention bonus program

In connection with the sale to Elanco, the Company awarded certain Animal Health employees retention bonuses. Payment of the retention bonuses is contingent on the employees remaining with the Company through the closing date of the sale. The total expected payment by the Company for these awards is approximately €18 million. As of December 31, 2019, the Company accrued approximately €9 million related to these awards, with the planned payment to occur during 2020. The timing of the expected outflow is still uncertain and can vary based on the closing date of the sale to Elanco.

Short-term incentive payments (STI)

Personnel-related provisions include amounts for short-term incentive payments to Animal Health dedicated employees that are not share-based. In 2019, provisions for short-term incentive (STI) payments amounted to €38 million (2018: €45 million; 2017: €33 million), including €24 million (2018: €26 million; 2017: €17 million) for managerial employees and €7 million (2018: €7 million; 2017: €3 million) for non-managerial employees. The provision for each employee is based on performance of Bayer Group, the employee’s respective division’s performance, and the employee’s personal

Combined Financial Statements Animal Health	55
2017, 2018, 2019

performance, each of which is given a one-third weighting in the performance evaluation. The remaining €7 million (2018: €12 million; 2017: €13 million) recognized as provisions for STI payments is comprised of all other local short-term incentive programs, which do not follow Remaining Bayer’s Group-wide STI-funding scheme.

Stock-based compensation programs

Animal Health employees participate in stock-based compensation programs provided by Remaining Bayer. As required by IFRS 2 (Share-based Payment) for compensation systems involving cash settlement, awards to be made under the stock-based programs are covered by provisions in the amount of the fair value of the obligations existing as of the date of the financial statements vis -à-vis the respective employee group. All resulting valuation adjustments are recognized in profit or loss. The Company specifically identified employees primarily dedicated to the Animal Health business and attributed the associated employee stock-based compensation expense and provision amounts to Animal Health.

The following table shows the changes in provisions for the various programs:

				20/4
Changes in Provisions for Stock-Based Compensation Programs
€ million	Aspire I	Aspire II	Aspire 2.0	Total

December 31, 2018	-	-	7	7

Additions	-	-	6	6

Utilization	-	-	-	-

Reversal	-	-	-	-

December 31, 2019	-	-	13	13

				20/5
Changes in Provisions for Stock-Based Compensation Programs
€ million	Aspire I	Aspire II	Aspire 2.0	Total

December 31, 2017	-	1	7	8

Additions	-	-	-	-

Utilization	-	(1)	-	(1)

Reversal	-	-	-	-

December 31, 2018	-	-	7	7

				20/6
Changes in Provisions for Stock-Based Compensation Programs
€ million	Aspire I	Aspire II	Aspire 2.0	Total

December 31, 2016	-	5	4	9

Additions	-	-	5	5

Utilization	-	(4)	-	(4)

Reversal	-	-	(2)	(2)

December 31, 2017	-	1	7	8

Combined Financial Statements Animal Health	56
2017, 2018, 2019

The value of Aspire tranches that were fully earned at the end of 2019, which will result in a cash payment during 2020 amounted to €4 million (2018: €0 million; 2017: €1 million).

The net expense for all stock-based compensation programs in 2019 was €6.2 million (2018: €0.1 million; 2017: €3.4 million), including €0.1 million (2018: €0.2 million; 2017: €0.2 million) for the BayShare stock participation program. See Note 23.3 for information on the hedging of obligations under stock-based employee compensation programs.

The fair value of the obligations under the Aspire I and Aspire II programs were calculated using the Monte Carlo simulation method based on the following key parameters:

			20/7
Parameters for Monte Carlo Simulation[1]
	2017	2018	2019

Dividend yield	2.46%	3.60%	n/a

Risk-free interest rate	(0.35)%	(0.46)%	n/a

Volatility of Bayer stock	15.49%	33.26%	n/a

Volatility of EURO STOXX 50	9.27%	16.94%	n/a

Correlation between Bayer stock price and the EURO STOXX 50	0.71	0.76	n/a
1 Parameters for Monte Carlo Simulation are not required for 2019 as all obligations are under the Aspire 2.0 program.

Long-term incentive program for members of the Board of Management and other senior executives (Aspire I)

Between 2005 and 2015, members of the Board of Management and other senior executives were entitled to participate in Aspire I on the condition that they purchased a certain number of Bayer shares – determined for each individual according to specific guidelines – and retained them for the full term of the program. A percentage of the executive’s annual base salary – according to their position – was defined as a target for variable payments (Aspire target opportunity). Depending on the performance of Bayer stock, both in absolute terms and relative to the EURO STOXX 50 index over a four-year performance period, participants receive a payment of up to 300% of their individual Aspire target opportunity at the end of the period. At the start of 2019 no payment was made for the final tranche issued in 2015.

Long-term incentive program for middle management (Aspire II)

From 2005 through 2015, other senior managers were offered Aspire II, which was similar to Aspire I but did not require a personal investment in Bayer shares. The amount of the payment is based entirely on the absolute performance of Bayer stock over a four-year period. The maximum payment is 250% of each manager’s Aspire target opportunity. At the start of 2019 no payment was made for the final tranche issued in 2015.

Combined Financial Statements Animal Health	57
2017, 2018, 2019

Long-term incentive program Aspire 2.0

Aspire 2.0 is based on a percentage of each employee’s annual base salary, the percentage varying according to their position. This target value is multiplied by the employee’s STI (short -term incentive) payment factor for the previous year to give the Aspire grant value. The STI payment factor reflects the business performance under the global short-term incentive program. The Aspire grant value is converted into virtual Bayer shares by dividing it by the share price at the start of the program. The program’s performance is based on these virtual shares. For the Board of Management, there is an additional hurdle in the form of a comparison between the performance of Bayer stock and that of the EURO STOXX 50. Each tranche runs for four years.

The fair value of the obligations is determined from the price of Bayer stock at year -end and the dividends paid up to that time. The payment made at the end of each tranche is determined by multiplying the number of virtual shares by the Bayer share price at that time and adding an amount equivalent to the dividends paid during the period of the tranche. The maximum payment for Aspire 2.0 is 250% of the Aspire grant value. At the start of 2020, a payment of 69% was made for the tranche issued in 2016.

BayShare

All management levels and nonmanagerial employees are offered an annual stock participation program known as BayShare, under which Bayer subsidizes their personal investments in the company’s stock. The discount under this program in 2019 was 20% (2018: 20%; 2017: 20%) of the subscription amount. Employees stated a fixed amount that they wished to invest in shares. The maximum employee subscription amount in Germany was set at €2,500 (2018: €2,500; 2017: €2,500) or €5,000 (2018: €5,000; 2017: €5,000), depending on the employee’s position. These shares must be retained until December 31, 2020.

21.    Financial liabilities

Financial liabilities consist of the following:

						21/1
Financial Liabilities
	Dec. 31, 2017		Dec. 31, 2018		Dec. 31, 2019

		Of which		Of which		Of which
€ million	Total	current	Total	current	Total	current

Lease liabilities[1]	3	1	3	1	16	5
Related party liabilities	173	155	162	141	126	119

thereof cash pooling arrangement	128	128	23	23	-	-

thereof loan to Bayer New Zealand
Limited	45	27	39	18	36	29

thereof loan to KVP Pharma+Veterinär
Produkte GmbH	-	-	100	100	90	90

Total	176	156	165	142	142	124
1 Refer to Note 2 and Note 27 for details about the effects of new financial reporting standards and the company’s adoption of IFRS 16

Related party liabilities consist of loans from Remaining Bayer, in addition to liabilities under the Company’s cash pooling arrangement. Refer to Note 28 for further details regarding these related party arrangements.

Combined Financial Statements Animal Health	58
2017, 2018, 2019

22.    Other liabilities

Other liabilities consist of the following:
						22/1
Other Liabilities
	Dec. 31, 2017		Dec. 31, 2018		Dec. 31, 2019

		Of which		Of which		Of which
€ million	Total	current	Total	current	Total	current

Other tax liabilities	16	16	12	12	17	17

Deferred income	22	19	-	-	0	0

Liabilities to employees	6	6	7	7	7	7

Liabilities for social expenses	4	4	4	4	5	5

Accrued interest on liabilities	1	1	1	1	1	1

Liabilities from derivatives	1	-	13	7	4	1

Miscellaneous liabilities	6	6	5	4	4	4

Total	56	52	42	35	38	35

23.    Financial instruments

23.1 Financial instruments by category

The following table shows the carrying amounts and fair values of financial assets and liabilities by category of financial instrument under IFRS 9 and a reconciliation to the corresponding line items in the statements of financial position. Since the line items “Other receivables” and “Other liabilities” contain both financial instruments and nonfinancial assets or liabilities (such as other tax receivables), the reconciliation is shown in the column headed “Nonfinancial assets / liabilities”.

Combined Financial Statements Animal Health	59
2017, 2018, 2019

The transition effects from the reclassification and remeasurement of financial assets upon the first -time application of IFRS 9 in 2018 are detailed in Note 2 “Effects of new financial reporting standards”.

						23.1/1
Carrying Amounts and Fair Values of Financial Instruments
					Dec. 31, 2019

	Carried at
	amortized	Carried at fair value [fair value			Nonfinancial assets /
	cost		for information2]			liabilities
		Based
		on	Based	Based
		quoted	on	on		Carrying
		prices in	observable	unobserv-		amount in
		active	market	able		the
		markets	data	inputs		statement
Measurement category (IFRS 9)[1]		(Level 1)	(Level 2)	(Level 3)		of
	Carrying	Carrying	Carrying	Carrying	Carrying	financial
€ million	amount	amount	amount	amount	amount	position

Trade accounts receivable	224					224

AC	224					224

Nonfinancial assets

Other financial assets	221		2			223

AC	221		[221]			221

Derivatives that qualify for hedge accounting			1			1

Derivatives that do not qualify for hedge accounting			1			1

Other receivables	9				24	33

AC	9		[9]			9

Nonfinancial assets					24	24

Total financial assets	454		2			456

of which AC	454					454

Financial liabilities	142					142

AC	142		[142]			142

of which lease liabilities	16		[16]			16

Trade accounts payable	160					160

AC	160					160

Other liabilities	12		4		22	38

AC	12		[12]			12

Derivatives that qualify for hedge accounting			4			4

Derivatives that do not qualify for hedge accounting

Nonfinancial liabilities					22	22

Total financial liabilities	314		4			318

of which AC	314					314

of which derivatives that qualify for hedge accounting			4			4

of which derivatives that do not qualify for hedge
accounting
1 AC: at amortized cost
FVTOCI: at fair value through other comprehensive income
2 Fair value of the financial instruments at amortized cost under IFRS 7 paragraph 29(a)

Combined Financial Statements Animal Health	60
2017, 2018, 2019

						23.1/2
Carrying Amounts and Fair Values of Financial Instruments
					Dec. 31, 2018

	Carried at
	amortized	Carried at fair value [fair value			Nonfinancial assets /
	cost		for information3]			liabilities
		Based
		on	Based	Based
		quoted	on	on		Carrying
		prices in	observable	unobserv-		amount in
		active	market	able		the
		markets	data	inputs		statement
Measurement category (IFRS 9) [1]		(Level 1)	(Level 2)	(Level 3)		of
	Carrying	Carrying	Carrying	Carrying	Carrying	financial
€ million	amount	amount	amount	amount	amount	position

Trade accounts receivable	184					184

AC	184					184

Nonfinancial assets

Other financial assets	1,040		2			1,042

AC	1,040		[1041]			1,040

FVTOCI (no Recycling)[2]			1			1
Derivatives that qualify for hedge accounting

Derivatives that do not qualify for hedge accounting			1			1

Other receivables	8				16	24

AC	8		[8]			8

Nonfinancial assets					16	16

Total financial assets	1,232		2			1,234

of which AC	1,232					1,232

Financial liabilities	165					165

AC	165		[165]			165

Trade accounts payable	150					150

AC	150					150

Other liabilities	13		13		16	42

AC	13		[13]			13

Derivatives that qualify for hedge accounting			13			13

Derivatives that do not qualify for hedge accounting

Nonfinancial liabilities					16	16

Total financial liabilities	328		13			341

of which AC	328					328

of which derivatives that qualify for hedge accounting			13			13

of which derivatives that do not qualify for hedge accounting
1 AC: at amortized cost
FVTOCI: at fair value through other comprehensive income
2 Measured at fair value through other comprehensive income in accordance with paragraph 5.7.5 of IFRS 9
3 Fair value of the financial instruments at amortized cost under IFRS 7 paragraph 29(a)

The following table shows the carrying amounts and fair values of financial assets and liabilities by category of financial instrument as of December 31, 2017. The table is presented under IFRS 7 and includes a reconciliation to the corresponding line items in the statements of financial position.

Combined Financial Statements Animal Health	61
2017, 2018, 2019

						23.1/3
Carrying Amounts and Fair Values of Financial Instruments
					Dec. 31, 2017

	Carried at
	amortized	Carried at fair value [fair value			Nonfinancial assets /
	cost		for information2]			liabilities
		Based
		on	Based	Based
		quoted	on	on		Carrying
		prices in	observable	unobserv-		amount in
		active	market	able		the
		markets	data	inputs		statement
Measurement category (IAS 39)[1]		(Level 1)	(Level 2)	(Level 3)		of
	Carrying	Carrying	Carrying	Carrying	Carrying	financial
€ million	amount	amount	amount	amount	amount	position

Trade accounts receivable	181					181

LaR	181					181

Other financial assets	923		10			933

LaR	923		[925]			923

AfS			2			2

Derivatives that qualify for hedge accounting			7			7

Derivatives that do not qualify for hedge accounting			1			1

Other receivables	11				18	29

LaR	11		[11]			11

Nonfinancial assets					18	18

Cash and cash equivalents

LaR

Total financial assets	1,115		10			1,125

of which LaR	1,115					1,115

Financial liabilities	176					176

AC	176		[176]			176

Trade accounts payable	135		-			135

AC	135					135

Other liabilities	35		1		20	56

AC	35		[35]			35

Derivatives that qualify for hedge accounting			1			1

Derivatives that do not qualify for hedge accounting

Nonfinancial liabilities					20	20

Total financial liabilities	346		1			347

of which AC	346					346

of which derivatives that qualify for hedge accounting			1			1

of which derivatives that do not qualify for hedge accounting
1 AfS: available for sale; at fair value through other comprehensive income
LaR: loans and receivables; at amortized cost
2 Fair value of the financial instruments at amortized cost under IFRS 7. Paragraph 29(a)

As shown separately above, the category “AC – measured at amortized cost” within Financial liabilities includes lease-related liabilities under IFRS 16 in the amount of €16 million as of December 31, 2019. For 2017 and 2018 the category AC (measured at amortized cost) and “AC – measured at amortized cost” respectively within other financial assets and financial liabilities also includes receivables and liabilities under finance leases in which Animal Health is the lessor or lessee and which were therefore measured in accordance with IAS 17.

Combined Financial Statements Animal Health	62
2017, 2018, 2019

Due to the short maturities of most trade accounts receivable and payable, other receivables and liabilities, and cash and cash equivalents, their carrying amounts at the closing date do not significantly differ from the fair values.

The fair values of financial assets and liabilities measured at amortized cost that are given for information are the present values of the respective future cash flows. The present values are determined by discounting the cash flows at a closing-date interest rate, taking into account the term of the assets or liabilities and the creditworthiness of the counterparty. Where a market price is available, however, this is deemed to be the fair value.

The fair values of financial assets measured at fair value correspond to quoted prices in active markets (Level 1), or are determined using valuation techniques based on observable market data as of the end of the reporting period (Level 2) or are the present values of the respective future cash flows, determined on the basis of unobservable inputs (Level 3).

The fair values of derivatives for which no publicly quoted prices exist in active markets (Level 1) are determined using valuation techniques based on observable market data as of the end of the reporting period (Level 2). In applying valuation techniques, credit and debt value adjustments are determined to allow for the contracting party’s credit risk.

Currency forward contracts are measured individually at their forward rates or forward prices on the closing date. These depend on spot rates or prices, including time spreads.

The Company does not have any Level 3 financial instruments.

Categories according to IAS 39 (applicable for the Financial Year 2017)

Available-for-sale financial assets mainly include equity instruments, such as shares, and debt instruments not to be held to maturity that are included in other financial assets. After their first -time recognition, available-for-sale financial assets are measured at fair value and any unrealized gains or losses are recognized outside profit or loss in equity.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are accounted for at amortized cost using the effective interest method. This category comprises trade accounts receivable, the loans and receivables included in other financial assets, the additional financial receivables reflected in other receivables, and cash and cash equivalents. Interest income from items assigned to this category is determined using the effective interest method.

Held-to-maturity financial assets are non-derivative financial assets, with fixed or determinable payments, that Animal Health is willing and able to hold until maturity. They are accounted for at amortized cost using the effective interest method. Held-to-maturity financial investments are recognized in other financial assets.

Combined Financial Statements Animal Health	63
2017, 2018, 2019

Income, expense, gains and losses on financial instruments can be assigned to the following categories:

				23.1/4
Income, Expense, Gains and Losses on Financial Instruments (2019)
		Derivatives that
		do not qualify for
€ million	Assets - AC1	hedge accounting	Liabilities - AC1	Total

Interest income	1	-	-	1

Interest expense	-	-	(2)	(2)

Impairment losses	(2)	-	-	(2)

Impairment loss reversals	1	-	-	1

Exchange gains / losses	3	(2)	(1)	-

Net result	3	(2)	(3)	(2)
1 See table 21.1/1 for definition of measurement categories

				23.1/5
Income, Expense, Gains and Losses on Financial Instruments (2018)
		Derivatives that
		do not qualify for
€ million	Assets - AC1	hedge accounting	Liabilities - AC1	Total

Interest income	1	-	-	1

Interest expense	-	-	(2)	(2)

Impairment losses	(2)	-	-	(2)

Impairment loss reversals	2	-	-	2

Exchange gains / losses	3	2	(7)	(2)

Net result	4	2	(9)	(3)
1 See table 21.1/1 for definition of measurement categories

				23.1/6
Income, Expense, Gains and Losses on Financial Instruments (2017)
€ million	LaR	Held for trading	Liabilities - at amortized cost	Total

Interest income	1	-	4	5

Interest expense	-	-	(9)	(9)

Impairment losses	(4)	-	-	(4)

Impairment loss reversals	1	-	-	1

Exchange gains / losses	(5)	1	1	(3)

Net result	(7)	1	(4)	(10)

The interest income and expense from assets and liabilities within the AC category also included income and expenses from interest rate derivatives that qualified for hedge accounting. Remaining Bayer is the counterparty on substantially all derivative arrangements.

Combined Financial Statements Animal Health	64
2017, 2018, 2019

23.2 Maturity analysis

The liquidity risks to which Animal Health was exposed from its financial instruments at the end of the reporting period comprised obligations for future interest and repayment installments on financial liabilities and the liquidity risk arising from derivatives.

							23.2/1
Maturity Analysis of Financial Instruments (2019)
	Dec. 31,
	2019	2020	2021	2022	2023	2024	after 2024

	Carrying
€ million	amount				Interest and repayment

Refund liabilities	55	55	-	-	-	-	-

Financial liabilities	142	126	11	3	2	1	9

thereof lease liabilities	16	5	4	3	2	1	9

Trade accounts payable	160	160	-	-	-	-	-

Other liabilities	16	11	3	-	-	-	-

thereof liabilities from derivatives

Derivatives that qualify for hedge accounting	4	1	3	-	-	-	-

Derivatives that do not qualify for hedge
accounting	-	-	-	-	-	-	-

Receivables from derivatives

Derivatives that qualify for hedge accounting	1	-	-	1	-	-	-

Derivatives that do not qualify for hedge
accounting	1	1	-	-	-	-	-

							23.2/2
Maturity Analysis of Financial Instruments (2018)
	Dec. 31,
	2018	2019	2020	2021	2022	2023	after 2023

	Carrying
€ million	amount				Interest and repayment

Refund liabilities	52	52	-	-	-	-	-

Financial liabilities	165	142	22	1	-	-	-

Trade accounts payable	150	150	-	-	-	-	-

Other liabilities	26	19	2	5	-	-	-

thereof liabilities from derivatives	-	-	-	-	-	-	-

Derivatives that qualify for hedge accounting	13	6	2	5	-	-	-

Derivatives that do not qualify for hedge
accounting	-	-	-	-	-	-	-

Receivables from derivatives	-	-	-	-	-	-	-

Derivatives that qualify for hedge accounting	-	-	-	-	-	-	-

Derivatives that do not qualify for hedge
accounting	1	1	-	-	-	-	-

Combined Financial Statements Animal Health	65
2017, 2018, 2019

							23.2/3
Maturity Analysis of Financial Instruments (2017)
	Dec. 31,
	2017	2018	2019	2020	2021	2022	after 2022

	Carrying Amount
€ million					Interest and repayment

Refund liabilities	-	-	-	-	-	-	-

Financial liabilities	176	156	19	1	-	-	-

Trade accounts payable	135	135	-	-	-	-	-

Other liabilities	36	35	-	-	1	-	-

thereof liabilities from derivatives

Derivatives that qualify for hedge accounting	1	-	-	-	1	-	-

Derivatives that do not qualify for hedge
accounting	-

Receivables from derivatives

Derivatives that qualify for hedge accounting	7	6	1	-	-	-	-

Derivatives that do not qualify for hedge
accounting	1	1	-	-	-	-	-

23.3 Information on derivatives

Asset and liability fair values and future cash flows are exposed to currency and interest-rate risks. Derivatives are used to reduce the Company’s exposure to currency risk. In some cases they are designated as hedging instruments in a hedge accounting relationship. Animal Health’s outstanding financial liabilities are primarily related party liabilities. As a result, it does not hedge against interest rate risk.

Currency risks hedging

Foreign currency receivables and liabilities are hedged using foreign exchange derivatives without the existence of a hedge accounting relationship. Fluctuations in future cash flows resulting from forecasted foreign currency transactions and procurement activities are avoided partly through derivatives contracts, most of which are designated as cash flow hedges. In 2019, all forward exchange contracts regarding forecasted foreign currency transactions and procurement activities are expired.

Hedging of obligations under stock-based employee compensation programs

A portion of the obligations to make variable payments to employees under stock-based compensation programs (Aspire) is hedged against share price fluctuations using derivatives contracts that are settled in cash at maturity. These derivatives are designated as cash flow hedges.

Combined Financial Statements Animal Health	66
2017, 2018, 2019

Further information on cash flow hedges

The following table shows changes in reserves for cash flow hedges (before taxes), broken down by risk category:

			23.1/4
Changes in Reserves for Cash Flow Hedges (before taxes)
		Hedging of stock-
	Currency hedging	based employee
	of forecasted	compensation
€ million	transactions	programs	Total

December 31, 2016	(6)	1	(5)

Changes in fair values	11	(1)	10

Reclassified to profit or loss	-	-	-

December 31, 2017	5	-	5

Changes in fair values	(6)	(9)	(15)

Reclassified to profit or loss	(3)	3	-
December 31, 2018	(4)	(6)	(10)

Changes in fair values	(2)	4	2

Reclassified to profit or loss	6	(1)	5

December 31, 2019	-	(3)	(3)

No material ineffective portions of hedges required recognition through profit or loss in 2018 or 2019.

Combined Financial Statements Animal Health	67
2017, 2018, 2019

The fair values of the derivatives in the major categories as of year-end are indicated in the following table together with the included volumes of hedges:

									23.3/2
Fair Values of Derivatives
	Dec. 31, 2017				Dec. 31, 2018			Dec. 31, 2019

		Positive	Negative		Positive	Negative		Positive	Negative
	Notional	fair	fair	Notional	fair	fair	Notional	fair	fair
€ million	amount[1]	value[3]	value[4]	amount[1]	value[3]	value[4]	amount[1]	value[3]	value[4]
Currency hedging of
recorded transactions[2,3]	87	1	-	122	1	-	55	1	-
Forward exchange contracts	87	1	-	122	1	-	55	1	-

Currency hedging of
forecasted transactions[2,4]	116	6	-	97	-	(4)	-	-	-
Forward exchange contracts	116	6	-	97	-	(4)	-	-	-

of which cash flow hedges	115	6	-	90	-	(4)	-	-	-

Hedging of stock-based
employee compensation
programs[2,4]	25	1	(1)	29	-	(9)	29	1	(4)
Share price options	1	-	-	-	-	-	-	-	-

of which cash flow
hedges	1	-	-	-	-	-	-	-	-

Forward share transactions	24	1	(1)	29	-	(9)	29	1	(4)

of which cash flow
hedges	24	1	(1)	29	-	(9)	29	1	(4)

Total	228	8	(1)	248	1	(13)	84	2	(4)

of which derivatives with
maturities of 12 months or
less	205	7	(1)	225	1	(7)	59	1	(1)

for currency hedging	202	6	(1)	219	1	(4)	55	1	-

for hedging of stock-
based employee
compensation
programs	3	1	-	6	-	(3)	4	-	(1)
1 The notional amount is reported as gross volume, which also contains economically closed hedges
2 Derivatives with positive fair values are recognized under "Other financial assets" in the statement of financial position.
3 Derivatives with negative fair values are recognized under "Financial liabilities" in the statement of financial position
4 Derivatives with negative fair values are recognized under "Other liabilities" in the statement of financial position

The following table provides an overview of the hedging rates for the material derivatives that existed at year-end and qualified for hedge accounting:

23.3/3
Hedging Rates of Derivatives that Qualify for Hedge Accounting
Dec. 31, 2019

	Derivatives with	Derivatives with
	maturities of 12	maturities of over 12
	months or less	months

Hedging of stock-based employee compensation programs	Ø hedging rate (€)	Ø hedging rate (€)

Forward share transactions - cash flow hedges

Bayer share	90.07	74.08

Combined Financial Statements Animal Health	68
2017, 2018, 2019

In 2018 the hedging rates for the material derivatives that existed at year -end and qualified for hedge accounting were the following:

				23.3/4
Hedging Rates of Derivatives that Qualify for Hedge Accounting
	Derivatives with		Derivatives with
	maturities of 12		maturities of over 12
	months or less			months

	Nominal	Ø	Nominal	Ø
	value	hedging	value	hedging
	(million)	rate	(million)	rate

Currency hedging of forecasted transactions
Forward exchange contracts - cash flow hedges

	Sell

EUR / AUD	14 AUD	1.6304	-	-

EUR / GBP	18 GBP	0.8931	-	-

EUR / USD	71 USD	1.2333	-	-

Hedging of stock-based employee compensation programs		Ø hedging rate (€)		Ø hedging rate (€)

Forward share transactions - cash flow hedges

Bayer share		104.29		82.42
24.    Contingent liabilities and other financial commitments

Contingent liabilities

Contingent liabilities amount to €0 million as of December 31, 2019 (2018: €81 million, 2017: €81 million). In 2018 and 2017, the contingent liabilities comprised mainly tax risks. The contingent liabilities from previous years resulted in a tax liability of €28 million and an interest accrual of €4 million as of December 31, 2019. Refer to Note 11 for further details.

Other financial commitments

The other financial commitments were as follows:

			24/1
Other Financial Commitments
	Dec. 31,	Dec. 31,	Dec. 31,
€ million	2017	2018	2019

Operating leases	15	14	n/a1
Commitments under purchase agreements for property, plant and equipment	46	31	23

Potential payment obligations under collaboration agreements	23	15	29

Total	84	60	52
1 Refer to Note 2 for details about the effects of new reporting standards, including IFRS 16

The purchase commitments for property, plant, and equipment in 2017 comprised primarily expenses for the planned expansion of production sites in Germany during 2018.

Combined Financial Statements Animal Health	69
2017, 2018, 2019

The maturities of the other financial commitments are as follows:

						24/2
Maturities of Other Financial Commitments
				Payment obligations under
€ million		Operating leases[1]		collaboration agreements
	2017	2018	2019	2017	2018	2019

Maturing within 1 year	4	3	n/a	12	3	6

Maturing in 1-5 years	6	6	n/a	10	12	24

Maturing after 5 years	5	5	n/a	1	-	-

Total	15	14	n/a	23	15	30
1 Refer to Note 2 for details about the effects of new financial reporting standards

Animal Health has entered into cooperation agreements with third parties under which it has agreed to fund the development of certain products based on the achievement of milestones. The amounts shown represent the maximum payments to be made, and it is unlikely that they will all fall due. Since the achievement of the conditions for payment is highly uncertain, both the amounts and the dates of the actual payments may vary considerably from those stated in the table. In 2019, potential payment obligations under collaboration agreements primarily comprise future not-sales-related milestone payments for the development of products (e.g. for Baytril) in the United States and Germany that are expected to be capitalized.

25.    Legal risks

The Company is exposed to various legal risks, primarily in the areas of patents, intellectual property, and regulatory compliance matters. Each reporting period, internal and external legal counsel evaluate the current status of the Company’s material legal risks, considering pending and threat ened litigation matters up to the preparation date of the Combined Financial Statements. When it is more likely than not that such litigation will result in a liability that is reasonably estimable, a provision for litigation is recorded in the amount of the present value of the expected cash outflows. Such provisions cover the estimated payments to the plaintiffs, court and procedural costs, attorney costs and the cost of potential settlements. While it is not possible to predict the outcome of these matters with certainty, and some lawsuits, claims or proceedings may be disposed or decided unfavorably, the Company does not expect that any asserted or un-asserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on the Company.

In the third quarter of 2019, Tevra Brands, LLC filed a complaint against Bayer in the US District Court of the Northern District of California. The complaint alleges that Bayer´s Animal Health business has been involved in unlawful exclusive dealing and tying of its flea and tick products Advantage, Advantix and Seresto and also maintained a monopoly in the market. Tevra’s demands include both actual and treble damages. Bayer believes it has meritorious defenses and intends to defend itself vigorously. Bayer has filed a motion to dismiss the lawsuit. Tevra has filed a motion to amend its complaint. Both motions are pending.

Combined Financial Statements Animal Health	70
2017, 2018, 2019

26.    Financial opportunities and risks

Animal Health is exposed to financial risks in the form of liquidity, credit and market price risks, as well as risks resulting from pension obligations. The following paragraphs provide details of these risks and how they are managed.

Capital Management for Animal Health is performed by Bayer AG. The legal requirements regarding equity and liquidity are taken into account in the light of the needs of the Bayer Group.

The management of financial opportunities and risks takes place using established, documented processes. Financial planning, which serves as the basis for determining the liquidity risk and the future foreign currency risks and covers all Group companies that are relevant from a cash -flow perspective, is an important component of the Company’s process. Financial planning comprises a planning horizon of 12 months and is regularly updated. In the reporting periods for the combined financial statements, the financing activities of Animal Health were managed by Bayer Group.

Liquidity risk

Liquidity risks are defined as the possible inability to meet current or future payment obligations. The liquidity risk is determined and managed centrally by the finance department of Bayer AG as part of the companies same-day and medium-term liquidity planning.

Animal Health is largely financed by the Bayer Group and invests excess liquidity with Bayer AG or its subsidiaries using Bayer Group’s Cash pooling and cash management system. Bayer Group holds sufficient liquidity to ensure the fulfillment of all planned payment obligations at maturity. For unbudgeted shortfalls in cash receipts or unexpected disbursements, furthermore, a reserve is maintained and its balance is regularly reviewed and adjusted. Bayer Group has Credit facilities with banks, including, in particular, an undrawn €4.5 billion syndicated revolving credit facility with a current maturity of 2023.

Credit risk

Credit risks arise from the possibility that the value of receivables or other financials assets of the Animal Health segment may be impaired because counterparties cannot meet their payment or other performance obligations. To manage credit risks from trade receivables, credit managers regularly analyze customers’ creditworthiness. Reservation of title with customers are generally agreed. Credit limits are set for all customers. All credit limits for debtors where total exposure is €10 million or more are evaluated locally and submitted to the finance function. To minimize risks, financial transactions are only conducted within predefined exposure limits and with banks and other partners that preferabl y have investment grade ratings. The maximum credit risk of receivables and other financial assets corresponds to the respective carrying amount. The Company does not hold collateral as securities. Additionally, as a part of Bayer Group, the Company participates in a global credit insurance program to insure trade accounts receivable against certain catastrophic losses. Refer to Note 16 for further details regarding this program.

Opportunities and risks resulting from changes in exchange rates

Opportunities and risks resulting from fluctuating exchange are managed by Finance function of Bayer Group. Risks are avoided or mitigated through the use of derivative financial instruments.

Foreign currency opportunities and risks for Animal Health mainly result from changes in exchange rates and the related changes in the value of financial instruments (including receivables and payables) not in the functional currency. Receivables and payables in liquid currencies from operating activities and financial items are generally fully exchange hedged through foreign exchange forward contracts. Anticipated exposure from planned payment receipts and disbursements in the future were hedged through forward exchange contracts until 2019.

Combined Financial Statements Animal Health	71
2017, 2018, 2019

Sensitivities were determined on the basis of a hypothetical scenario in which the euro appreciates or depreciates by 10% against all other currencies compared with the year -end exchange rates. In this scenario, the estimated hypothetical increase or decrease in cash flows from derivative and non - derivative financial instruments would have improved or diminished earnings as of December 31, 2019 by €0 million (December 31, 2018: €0 million; December 31, 2017: €0 million) . Derivatives used to hedge anticipated currency exposure that are designed for hedge accounting have expired during 2019 and therefore a sensitivity of +/-10% has no impact on equity as of December 31, 2019 (December 31, 2018: €9 million; December 31, 2017: €11 million).

Financial risk associated with pension obligations

Animal Health has obligations to current and former employees related to pensions and other post - employment benefits. Changes in relevant measurement parameters such as interest rates, mor tality and salary increase rates may raise the present value of the pension obligations. This may lead to increased costs for pension plans or diminish equity due to actuarial losses being recognized as other comprehensive income in the statement of comprehensive income. A large proportion of the pension and other post-employment benefit obligations is covered by plan assets including fixed -income securities, shares, real estate and other investments. Declining or even negative returns on these investments may adversely affect the future fair value of plan assets. Both of these effects may negatively impact the development of equity and/or earnings and/or may necessitate additional payments by the company. Risk of market related fluctuations is addressed in the fair value of the plan assets through balances strategic investment, and investment risks is constantly monitored in regard to the global pension obligations.

27.    Leases

The transition effects from the change in accounting for leases at the time of first -time adoption of IFRS 16 as well as the use of practical expedients are presented in the section "Financial reporting standards applied for the first time in 2019".

Accounting under IFRS 16 since January 1, 2019

Animal Health leases building, machinery and equipment, and vehicles. Lease terms for buildings range from 1 to 16 years with an average lease term of 3 years, while lease terms for other assets are 2 years on average. Leasing contracts are negotiated individually and might include certain specifications, such as extension, termination or purchase options.

In many cases the payments agreed under building leases are adjusted annually based on the development of the consumer price index for the respective country. Building leases generally contain clauses that prohibit subleasing except with the consent of the lessor.

57% of all contracts (excluding vehicle leases) contain an option for Animal Health as lessee to terminate the lease on a date specified in the contract, while 31% of all contracts with a fixed minimum term (excluding vehicle leases) grant Animal Health as lessee an extension option. Vehicle leases generally contain a right of early return and an extension option.

Combined Financial Statements Animal Health	72
2017, 2018, 2019

The following right-of-use assets are reported under property, plant and equipment:

27/1
Right-of-use assets
€ million	Dec. 31, 2019

Land and buildings	11

Plant installations and machinery	-

Furniture, fixtures and other equipment	5

Total	16

In 2019, additions of right-of-use assets in the amount of €6 million were recognized.

Scheduled depreciation of right-of-use assets in 2019 breaks down into the following asset categories:

27/12
Depreciation of right-of-use assets
€ million	Dec. 31, 2019

Land and buildings	2

Plant installations and machinery	-

Furniture, fixtures and other equipment	3

Total	5

In addition to depreciation, the following amounts relating to leases in which Animal Health acts as the lessee were recognized in the income statement in 2019:

27/3
Depreciation of right-of-use assets
€ million	Dec. 31, 2019

Interest expense on lease liabilities	1

Expense relating to short-term leases	-

Expense relating to variable lease payment not included in the calculation of lease liabilities	-

Income from subleasing right-of-use assets	-

Total	1

In 2019, the cash outflows in connection with the activities as lessee amounted to € 5 million.

Accounting under IAS 17 until December 31, 2018

Prior to 2019, the Company accounted for leases under IAS 17. In 2018, capitalized property, plant and equipment included assets with a total net value of €4 million (2017: €4 million) held under finance leases. The cost of acquisition or construction of these assets for these assets amounted to €6 million in 2018 (2017: €6 million), primarily related to furniture, fixtures and other equipment.

In 2018, rental payments of €4 million (2017: €4 million) were made for assets leased under operating leases as defined in IAS 17 (Leases).

Combined Financial Statements Animal Health	73
2017, 2018, 2019

28.    Related parties

Related parties as defined in IAS 24 are those legal entities and natural persons that are able to exert significant influence on Animal Health and its subsidiaries or over which the Company can exercise significant influence. The related parties include Bayer AG and Bayer Group companies.

The following table shows the volume of transactions with related entities:

												28/1
Related Parties
	Sales of goods and			Purchases of goods and
			services			services	Receivables				Liabilities

€ million	2017	2018	2019	2017	2018	2019	2017	2018	2019	2017	2018	2019

Bayer AG	3	3	0	33	39	36	900	1,008	215	134	39	45

Bayer Group
companies	5	5	7	46	44	42	35	37	7	50	142	93

Intercompany purchases and sales

Bayer Group provides services to Animal Health. These services include engineering and process - related services, information technology, accounting and personnel management. In addition, Animal Health receives energy, maintenance services, environmental services, logistics and infrastructure services through Bayer Group’s Currenta GmbH & Co. OHG (“Currenta”), Leverkusen, subsidiary. These transactions are carried out on an arm’s length basis. In November 2019, Bayer Group sold Currenta, which is no longer considered as related party thereafter.

Financing

Animal Health participates in Bayer Group’s cash pooling and cash management system. Cash pool balances are denominated in local currencies, with interest rates depending on local short -term base rates (mainly one-month EURIBOR in the reporting periods). Cash pooling receivables due from Bayer AG amount to €0 million (2018: €27 million; 2017: €0 million) and cash pooling receivables due from Bayer Group Companies amount to €7 million (2018: €11 million; 2017: €9 million). Cash pooling liabilities due to Bayer AG amount to €0 million (2018: €23 million; 2017: €128 million). Cash pooling liabilities due to Bayer Group Companies amount to €0 million (2018: €0 million; 2017: €0 million). The agreement governing cash pooling will be terminated as part of the sale to Elanco.

Bayer Group also finances Animal Health through loans. As of December 31, 2019, the miscellaneous financing liabilities amount to €126 million (2018: €139 million; 2017: €45 million). The balance in 2019 comprises mainly of a €90 million loan from Bayer Cyprus to KVP Kiel. The remaining part of the balance in 2019 as well as the amounts in 2018 and 2017 relate to a financial liability as a result of the 2013 acquisition of Bomac Group, an Animal Health business in Auckland, New Zealand. The acquired operations exclusively support Animal Health and consequently, the financing associated with the acquisition, which is payable to Bayer AG is attributed to Animal Health. The loans are largely denominated in EUR and have a maximum remaining term of 19 months as of December 31, 2019. The interest rate on the principal loans outstanding as of December 31, 2019 is between 0% and 2.9% (2018: 3.9%; 2017: 3.9%). Interest expense to Bayer Group companies in 2019 amounted to €2 million

(2018: €2 million; 2017: €2 million).

In addition, Animal Health has provided loans to Bayer Group companies. As of December 31, 2019, these amount to €214 million (2018: €1,002 million; 2017: €914 million). The amounts relate to loans given by Animal Health entity Bayer Animal Health/Leverkusen. The decrease in loans provided to Bayer Group companies primarily resulted from a dividend payment from Animal Health to Bayer AG in the amount of €1,075 million.

Combined Financial Statements Animal Health	74
2017, 2018, 2019

Hedging Transactions

Hedging transactions for the Company are mainly initiated by Bayer AG. The corresponding receivables are reflected in other financial assets, and the liabilities are reflected in financial liabilities or other liabilities.

Corporate Allocations

Animal Health received functional leadership services (e.g. corporate accounting/finance/tax etc.) from Bayer Group. The associated corporate costs were allocated to the Animal Health entities within the scope of combination on a pro-rata basis. During 2019, Animal Health received functional leadership services in the amount of €13 million (2018: €11 million; 2017: €8 million).

Insurance

Animal Health has various insurance policies, in particular for liability and property insurance, with t he wholly owned Bayer Group subsidiary Pallas Versicherungs AG, Leverkusen.

Leasing

Animal health has concluded lease arrangements with the Bayer Group. Various finance and operating leases exist during 2017 and 2018. During 2019 immaterial Right-of-use assets and Lease liabilities exist with Bayer Group entities.

Employee Benefits

Animal Health employees participate in plans sponsored by Bayer Group. The way the benefits are provided varies according to the legal, tax and economic framework of each country, the benefits generally being based on employee compensation and years of service.

Stock-based compensation

Employees of Animal Health participate in Bayer AG’s stock-based compensation programs. Bayer AG confers the relevant entitlements on behalf and for the account of Animal Health (see Note 20 for further information).

HealthCare Pension Reimbursements

By way of an agreement signed on July 8, 2019, Bayer AG and Animal Health GmbH agreed to release Animal Health GmbH against a one-time payment of €8 million, from all further obligations in connection with existing pension entitlements payable by Bayer AG to employees who left the company prior to July 1, 2002, and who worked in what was then the Animal Health business area of Bayer AG. These pension provisions remained with Bayer AG following the carve-out of the former HealthCare business from Bayer AG on January 1, 2003. Animal Health GmbH had previously been obligated to reimburse to Bayer AG the proportional expenses attributable to the Animal Health business, provided it was not covered by a corresponding provision, as well as the proportional administrative expenses.

Miscellaneous

Furthermore, there are profit-and-loss transfer agreements as well as tax groups with Bayer Group companies. The related transactions are shown as contributions and withdrawals for purposes of the combined financial statements of the Animal Health.

Combined Financial Statements Animal Health	75
2017, 2018, 2019

Related persons

Related persons as defined by IAS 24 are persons who, by virtue of the positions they hold in Animal Health and in the interests of Bayer AG, are globally responsible for the operational business of Animal Health. The related persons of Animal Health are the members of its leadership team. In connection with the sale to Elanco, these individuals, as well as other executive staff, are entitled to a retention bonus, which will be paid out shortly before or after the closing of the sale. Members of the Animal Health leadership team are entitled to a retention bonus of up to 50% of their annual base salary, provided they remain with the Company through the closing of the sale to Elanco and certain key performance indicators are met. The maximum amount of potential retention payments to members of the Animal Health leadership team is expected to be approximately €1.4 million. The total compensation of the Animal Health key management, exclusive of pension entitlements, amounts to € 4.6 million (2018: €5.1 million; 2017: €5.1 million). It includes a short-term incentive component of €1.5 million (2018: €1.7 million; 2017: €1.3 million) and a stock-based compensation component of €0.9 million (2018: €0.1 million; 2017: €0.6 million). It further includes car allowances in the amount of € 0.1 million (2018: €0.1 million; 2017: €0.1 million).The pension entitlements earned by the related persons amount to €0.8 million (2018: €0.6 million; 2017: €0.6 million).

29.    Statements of Cash Flows

The Company classifies cash flows as operating, investing or financing activities in accordance with IAS 7 (“Statement of Cash Flows”). The cash flows reported by Animal Health operations outside the eurozone are translated at average annual exchange rates, while cash equivalents are translated at closing rates.

Net cash provided by operating activities

Operating activities are the main revenue producing activities of the Company that are not investing or financing, including cash received from customers and cash paid to suppliers and employees. Net cash provided by operating activities in 2019 was €168 million (2018: €224 million; 2017: €150 million).

Under the separate tax return approach described above, payments of current taxes actually paid by Remaining Bayer were treated as non-cash contributions or withdrawals. Income taxes paid represent amounts paid by dedicated Animal Health entities. In 2019 income tax refunds received from tax authorities exceeded income taxes paid by €1 million. This primarily resulted from received refunds in the amount of €53 million due to income tax prepayments in preceding periods by Animal Health entity Bayer Animal Health/Leverkusen. The changes in income tax liabilities, income tax provisions and claims for reimbursement of income taxes are included in the line item “Changes in other workin g capital, other non-cash items”.

Net cash (used in) provided by investing activities

Investing activities represent the acquisition and disposal of non-current assets and other investments that are not considered cash equivalents. Net cash provided by investing activities in 2019 amounted to €740 million (2018: €164 million; 2017: €274 million). Investing activities include amounts due from Remaining Bayer, including loans and cash pooling receivables. In 2019, cash received from Remaining Bayer increased, due to repayments of short-term loans to fund the dividend payment from Animal Health entity Bayer Animal Health/Leverkusen to Bayer AG in the amount of €1,075 million.

Net cash (used in) provided by financing activities

Financing activities include activities that alter the equity capital and borrowing structure of t he entity, including borrowings under the Bayer Group cash pooling arrangement. Net cash used in financing activities in 2019 was €-908 million (2018: €-60 million; 2017: €124 million).

Financing activities primarily include related party transactions with Bayer Group. The Company carries financial liability balances through its participation in the cash pooling arrangement with Bayer Group.

Combined Financial Statements Animal Health	76
2017, 2018, 2019

The Company includes activity associated with these liabilities within Other financial transactions with Bayer Group. Net cash used in financing activities primarily increased in 2019 due to a dividend payment from Animal Health entity Bayer Animal Health/Leverkusen to Bayer AG in the amount of €1,075 million.

The Change in financial liabilities is included in the following table:

					29/1
Financial Liabilities[1]
€ million
	December	Cash	Currency	Fair Value	December
	31, 2018	flows	Effects	Changes	31, 2019

Related party liabilities	162	(37)	1	-	126

thereof cash pooling arrangement	23	(23)	-	-	-

thereof loan to Bayer New Zealand Limited	39	(4)	1	-	36

thereof loan to KVP Pharma+Veterinär Produkte GmbH	100	(10)	-	-	90
[1] Amounts above are exclusive of lease liabilities in the amount of €16 million

					29/2
Financial Liabilities[1]
€ million

	December	Cash	Currency	Fair Value	December
	31, 2017	flows	Effects	Changes	31, 2018

Related party liabilities	173	(17)	5	1	162

thereof cash pooling arrangement	128	(110)	5	-	23

thereof loan to Bayer New Zealand Limited	45	(7)	-	1	39

thereof loan to KVP Pharma+Veterinär Produkte GmbH	-	100	-	-	100

•[1] Amounts above are exclusive of finance lease liabilities in the amount of €3 million

					29/3
Financial Liabilities[1]
€ million

	December	Cash	Currency	Fair Value	December
	31, 2016	flows	Effects	Changes	31, 2017

Related party liabilities	135	46	(8)	-	173

thereof cash pooling arrangement	70	61	(3)	-	128

thereof loan to Bayer New Zealand Limited	65	(15)	(5)	-	45

[1] Amounts above are exclusive of finance lease liabilities in the amount of €3 million

Combined Financial Statements Animal Health	77
2017, 2018, 2019

30.    Events after the end of the reporting period

The Company evaluated subsequent events for recognition or disclosure through March 11, 2020.

No significant activities or events have taken place subsequent to the balance sheet date December 31, 2019 that have a material impact on the key figures and earnings presented.

Leverkusen, March 11, 2020

/s/ Dr. Dirk Ehle	/s/ Roland Backes	/s/ Bernd-Peter Bier
Dr. Dirk Ehle	Roland Backes	Bernd-Peter Bier
Chief Executive Officer	Chief Financial Officer	Head of Group Finance
Bayer Animal Health	Bayer Animal Health	Bayer Group

INDEPENDENT AUDITORS’ REPORT

To: Bayer Aktiengesellschaft, Leverkusen

We have audited the accompanying combined financial statements of Animal Health Business of Bayer Aktiengesellschaft (the “Company”), which comprise the combined statements of financial position as of December 31, 2017, 2018 and 2019, and the related combined statements of income, combined statements of comprehensive income, combined statements of changes in equity, and combined statements of cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the combined financial statements referred to above present fairly, in all material respects, the financial position of Animal Health Business of Bayer Aktiengesellschaft as of December 31, 2017, 2018 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

Emphasis of Matter

We draw attention to the fact that, as described in Note 1.1 and Note 1.2, the Animal Health Business of Bayer Aktiengesellschaft has not operated as a separate group of entities. These combined financial statements are, therefore, not necessarily indicative of results that would have occurred if the Animal Health Business of Bayer Aktiengesellschaft had been a separate stand-alone group of entities during the years presented or of future results of the Animal Health Business of Bayer Aktiengesellschaft. Our opinion is not modified with respect to this matter.

Munich, March 12, 2020

/s/ Deloitte GmbH Wirtschaftsprüfungsgesellschaft
Deloitte GmbH
Wirtschaftsprüfungsgesellschaft